Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

by and between

PENINSULA HEALTHCARE SERVICES, LLC; BROADMEADOW

INVESTMENT LLC; CAPITOL NURSING & REHABILITATION

CENTER, L.L.C.; AND PIKE CREEK HEALTHCARE SERVICES LLC,

each a Delaware limited liability company (collectively, “Sellers”)

and

SABRA HEALTH CARE REIT, INC.

a Maryland corporation

(“Buyer”)

July 8, 2011

OF PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

		Page No.

(k)	Exhibits; Recitals Verified	31

(l)	Waiver by a Party	31

(m)	Further Assurances	31

(n)	Injunctive and Equitable Relief	31

(o)	Business Days	31

(p)	Survival	31

(q)	Joint and Several	31

(r)	Termination	32

SCHEDULES/EXHIBITS:

SCHEDULE 1 LIST OF FACILITIES

SCHEDULE 1-A SCHEDULE OF OPERATOR PROPERTY

EXHIBIT A LEGAL DESCRIPTION OF THE LAND

EXHIBIT 5(c)(i) FORM OF SPECIAL WARRANTY DEED

EXHIBIT 5(e)(ii) FORM OF NON-FOREIGN AFFIDAVIT

EXHIBIT 5(e)(iii) FORM OF SELLER’S CLOSING CERTIFICATE

EXHIBIT 5(e)(iv) FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT 6(f) FORM OF PRE-APPROVED PRESS RELEASE

(iv)

GLOSSARY OF TERMS

Advisory Fee	28

Agreement	1

Assignment and Assumption	12

Buyer	1

Buyer Contingencies	3

Claims	13

Close of Escrow	10

Closing Statement	7

Commission	28

Confidentiality Agreement	7

Contracts	6

Covenant Survival Termination Date	23

Deeds	10

Deposit	2

Designating Party	14

Disapproved PTR Matters	4

Disapproved Survey Matters	4

Disapproved Title Matter Endorsements	4

Disapproved Title Matters	4

Due Diligence Expiration Date	5

Environmental Enactments	20

Escrow	10

Escrow Holder	10

Exception Documents	4

Executive Order	17

Extended Coverage Policies	16

Facilities	1

Facility	1

Facility Supervisor	18

Fixtures	1

(v)

GLOSSARY OF TERMS

General Intangibles	13

Hazardous Materials	20

Improvements	1

Initial Press Release	15

Innocent Misrepresentation	25

Intermediary	14

Knowing Misrepresentation	25

Knowledge Parties	18

Known Breach	24

Land	1

Laws	18

Liability Cap	25

Licenses	6

Master Landlord	7

Master Lease	7

Master Tenant	7

Material Adverse Effect	8

Memorandum of Master Lease	11

Non-Designating Party	14

Notice of Breach of Covenant	23

Notice of Breach of Rep	23

OFAC	17

Opening of Escrow	10

Operator Property	1

Parties	14

Permitted Exceptions	4

Person	17

Personal Property	1

Plans and Reports	6

Prohibited Person	17

Property	1

(vi)

GLOSSARY OF TERMS

Property Documents	5

PTRs	4

Purchase Price	2

Regulation	13

Reimbursement Cap	24

Reimbursement Floor	25

Rep Survival Termination Date	23

Reports	17

Residents	6

Seller	1

Seller Contingencies	9

Sellers	1

Standard Coverage Policies	16

Surveys	4

Title Company	4

Title Policies	16

Transfer Tax Affidavits	11

Unknown Breach	24

Warranties	6

(vii)

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of July 8, 2011, by and between PENINSULA HEALTHCARE SERVICES, LLC; BROADMEADOW INVESTMENT LLC; CAPITOL NURSING & REHABILITATION CENTER, L.L.C.; AND PIKE CREEK HEALTHCARE SERVICES LLC, each a Delaware limited liability company (and each referred to herein individually as “Seller” and collectively as “Sellers”), on one hand, and SABRA HEALTH CARE REIT, INC., a Maryland corporation (“Buyer”), on the other hand.

R  E  C  I  T  A  L  S

A. Each of the Sellers holds, respectively, record fee simple title to one of those certain real properties identified on Schedule 1 and more particularly described in Exhibit A, both attached hereto (collectively, the “Land”).

B. The Land is improved with the skilled nursing facilities listed on Schedule 1 and other improvements as to which Sellers, respectively, holds of record fee simple title (collectively, the “Improvements”). Each skilled nursing facility and the underlying Land on which such skilled nursing facility rests, along with all other Property (as hereinafter defined) related to such skilled nursing facility, shall at times be referred to herein as a “Facility” and collectively as the “Facilities”.

C. The term “Property” as used herein includes: (i) the Land, together with all rights, privileges, easements, rights of way, mineral and water rights and other appurtenances to the Land, including parking rights appurtenant thereto; (ii) all Improvements thereon; (iii) all fixtures of a permanent nature currently affixed to the Land or the Improvements (“Fixtures”); (iv) all of Sellers’ rights to all outstanding Warranties, Licenses (to the extent transferrable or assignable under applicable law), Plans and Reports and Claims (each, as hereinafter defined) pertaining to the Land or the Improvements; and (v) all of Seller’s right, title and interest in and to the names of the Facilities identified on Schedule 1 (but specifically excluding the name “Cadia” and associated trademarks) and all fixtures (other than the Fixtures), equipment and personal property and intangible property owned by Sellers and used or intended to be used in connection with the operation of the Facilities, including all of Sellers’ deposits and bonds relating to the Property (the matters referred to in this clause (v) being collectively referred to herein as, the “Personal Property”). Notwithstanding anything to the contrary set forth above, the following are not part of the Property (collectively, the “Operator Property”): (a) all vehicles, machinery, tools, spare and replacement parts, and similar property used by Sellers in connection with the operation of the Facilities; (b) all of Sellers’ rights to all ongoing or outstanding Contracts; (c) all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies and inventories and supplies physically on hand at the Facilities as of the Close of Escrow (as hereinafter defined); (d) all customer lists, patient files and records related to current patients (subject to patient confidentiality privileges) and all books and records with respect to the operation of the Facilities existing and physically located at the Facilities as of the Close of Escrow; (e) all employee time recording devices, computers, computer software, hardware and discs used by Sellers in connection with the operation of the Facilities, all employee pagers, employee manuals, training materials, policies, procedures and materials related thereto with respect to the operation of the Facilities, all telephone numbers, brochures, pamphlets, flyers, mailers, and all other promotional materials related to the marketing and advertising of Sellers’ business conducted at the Facilities, all marketing studies, analysis, and similar materials related to Sellers’ business conducted at the Facilities and the market or potential market therefor; (f) all suits and causes of action related to the Operator Property together with all contingent and unliquidated claims, counterclaims, and rights to setoff claims related to the Operator Property; (g) the general corporate trademarks, service marks, logos and insignia of Sellers; (h) Sellers’ accounts receivable, notes receivable, and cash, cash equivalents, checks, and other funds on hand and balances on deposit to the credit of Sellers with banking institutions; and (i) such other items, if any, as may by mutual agreement be listed prior to the Due Diligence Expiration Date on the Schedule of Operator Property appended hereto as Schedule 1-A. As necessary and applicable, the Operator Property shall be transferred directly to Master Tenant (as defined in Section 3(f) below) by Sellers outside of this Agreement.

AGREEMENT

NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

1. Agreement to Purchase and Sale. Sellers hereby agree to sell, convey and assign the Property to Buyer, and Buyer agrees to buy and accept the Property from Sellers, under the terms and conditions and for the purchase price hereinafter set forth.

2. Purchase Price. The purchase price to be paid for the Property (the “Purchase Price”) at the Close of Escrow is Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000) and shall be paid in the following increments at the following times:

(a) Deposit. Buyer shall make a cash deposit of Two Million Dollars ($2,000,000) into Escrow (as hereinafter defined) within five (5) business days of the Opening of Escrow (as hereinafter defined).

(b) Balance of Purchase Price. The balance of the Purchase Price as well as all sums necessary to pay Buyer’s costs and expenses in connection with this transaction shall be deposited by Buyer into Escrow in immediately available funds prior to the Close of Escrow. Buyer has no financing contingency under this Agreement.

(c) Application of Deposit. So much of the cash sums as have been actually deposited into Escrow at any given time pursuant to paragraph (a) above, together with all interest earned thereon, shall be referred to herein as the “Deposit.” Buyer, upon written notice, may terminate this Agreement: (i) as a result of Buyer’s timely disapproval of any of the contingencies set forth in Section 3 below, (ii) by reason of the failure of any condition precedent in favor of Buyer as set forth in this Agreement (excluding, however, those conditions precedent the satisfaction of which are within Buyer’s sole control, or regarding which, if partly within the control of Buyer and Sellers, Sellers have discharged their responsibility and Buyer remains solely responsible for satisfaction of same under the terms of this Agreement), (iii) as the result of a casualty or condemnation as more particularly set forth in Section 14, or (iv) as a result of a default under this Agreement on the part of any Seller. In the event Buyer terminates this Agreement pursuant to one of the enumerated reasons set forth in the previous sentence, then the Deposit shall be released by Escrow Holder (as hereinafter defined) to Buyer upon demand by Buyer, after which, neither Sellers nor Buyer shall have any further rights or obligations hereunder except as otherwise expressly provided under, and subject to any limitations set forth, in Sections 3(c)(x), 6(f), 12, 16 and 18(r) of this Agreement. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be applied against the Purchase Price at the Close of Escrow and shall be paid to Sellers or disbursed to the order of Sellers at the Close of Escrow. All Deposits made by Buyer pursuant to this Section 2 or Section 4 below shall be placed in one or more federally insured interest-bearing account(s) by Escrow Holder upon terms acceptable to Buyer to be held by Escrow Holder in trust for the benefit of Buyer (Federal Tax ID Number for this purpose is 27-2560479 but for application in accordance with this Agreement. If the purchase and sale of the Property is not consummated due to a default under this Agreement solely on the part of Buyer, the Deposit shall be non-refundable to Buyer and shall constitute the liquidated damages due to Sellers pursuant to Section 15 below; provided, however, that notwithstanding the foregoing, Buyer hereby agrees that in the event Sellers deliver notice to Buyer terminating this Agreement due to Buyer’s default, Buyer shall be estopped from negating the effect of such notice (as it pertains to the release of the Deposit to Sellers as liquidated damages) by claiming the existence of a default on the part of Sellers based on a matter which Buyer has previously waived, approved or satisfied in writing or which is otherwise under this Agreement deemed to have been waived, approved or satisfied as elsewhere provided in this Agreement.

3. Buyer Contingencies. Buyer’s obligation to purchase the Property and the remainder of Buyer’s obligations under this Agreement shall be subject to its satisfaction or waiver of each contingency set forth below (collectively, the “Buyer Contingencies”) within the applicable time periods indicated below. The Buyer Contingencies are for the sole benefit of Buyer. The satisfaction or waiver of each Buyer Contingency is a condition precedent to the Close of Escrow. Buyer may approve or disapprove any or all of the documents, materials, items and matters identified in this Section 3 in its sole and absolute discretion within the applicable time period therefor. Upon the actual or deemed (as provided in this Agreement) approval, waiver or satisfaction of all of the Buyer Contingencies by Buyer, the Deposit (to the extent then held in Escrow), shall be nonrefundable to Buyer and shall be considered liquidated damages in Escrow pursuant to Section 15 hereof. Nothing in the foregoing shall require Buyer to deposit into Escrow any additional sums, documents or deposits if it has timely disapproved any of the Buyer Contingencies until such disapproved Buyer Contingencies have been waived or satisfied or otherwise approved by Buyer. Notwithstanding anything herein to the contrary, Buyer’s failure to deliver a termination notice to Sellers by the Due Diligence Expiration Date shall be deemed an approval, satisfaction, or waiver of the Buyer Contingencies, except for those Buyer Contingencies that, by the terms of this Agreement, expressly survive the Due Diligence Expiration Date, all of which shall survive only until the Close of Escrow.

(a) Title and Survey.

(i) As soon as practical following the Opening of Escrow, Sellers shall deliver, or cause to be delivered, to Buyer an extended coverage preliminary title report or commitment on each Facility (the “PTRs”) prepared by First American Title Insurance Company (the “Title Company”), together with legible copies of all documents (“Exception Documents”) relating to the title exceptions referred to in the PTRs.

(ii) As soon as practical following the Opening of Escrow, Buyer shall obtain, at Buyer’s sole cost and expense, a survey of each Facility prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by the American Land Title Association and National Society for Professional Surveyors, Inc., in 2005 (the “Surveys”), sufficient to enable the Title Company to issue the Title Policies (as hereinafter defined). The Surveys shall be certified as true and correct by the surveyor for the benefit of Buyer, Sellers, and the Title Company.

(iii) Within fifteen (15) calendar days after the later of (A) the Opening of Escrow or (B) Buyer’s receipt of the PTRs, the Exception Documents and the Surveys, Buyer shall notify Sellers in writing of any disapproved title exceptions (the “Disapproved PTR Matters”) and any disapproved Survey matters (the “Disapproved Survey Matters”). The Disapproved PTR Matters and the Disapproved Survey Matters are hereinafter collectively referred to as the “Disapproved Title Matters.” Any written notice from Buyer to Sellers identifying the Disapproved Title Matters shall identify such Disapproved Title Matters and describe the cure thereof that will be acceptable to Buyer (including, without limitation, the removal of any such Disapproved Title Matter or the issuance of any title insurance endorsements (the “Disapproved Title Matter Endorsements”) reasonably acceptable to Buyer to insure against the effects of any such Disapproved Title Matter (which Disapproved Title Matter, upon issuance of the Disapproved Title Matter Endorsement, shall be deemed a Permitted Exception (as defined below)). Subject to the Title Company’s issuance of the title endorsements reasonably requested and specified in writing by Buyer, all title exceptions set forth in the PTRs other than the Disapproved PTR Matters, together with all survey matters set forth in the Surveys other than the Disapproved Survey Matters, shall collectively constitute the “Permitted Exceptions.” Sellers shall have ten (10) calendar days after receipt of Buyer’s disapproval notice to elect to cure (by Disapproved Title Matter Endorsement or otherwise) at Sellers’ sole cost and expense any of the Disapproved Title Matters and to deliver written notice of its election to Buyer. Notwithstanding the foregoing or any other language to the contrary in this Agreement, Sellers shall have no obligation to cure any Disapproved Title Matters, and Sellers’ failure to deliver any such election notice shall be deemed an election not to cure any of the Disapproved Title Matters. Buyer shall then, within five (5) business days thereafter, elect, by giving written notice to Sellers and Escrow Holder, (x) to terminate this Agreement, or (y) to waive its disapproval of any such Disapproved Title Matters (and such Disapproved Title Matters shall then be deemed to be Permitted Exceptions). Buyer’s failure to give such notice shall be deemed an election to terminate this Agreement.

(iv) Notwithstanding anything in this Agreement to the contrary, the Buyer Contingency set forth in this Section 3(a) shall survive the Due Diligence Expiration Date only to the extent that any or all of the foregoing time periods described in this Section 3(a) continue beyond the Due Diligence Expiration Date, but in no event beyond August 15, 2011.

(v) If the Title Company, prior to Close of Escrow, discloses to Buyer or any Seller a new exception not directly attributable to Buyer, or materially amends any exception previously approved by Buyer, or materially amends the terms under which the Title Company is willing to issue the Title Policies (as hereinafter defined), or if a Survey is materially amended, then Buyer shall have ten (10) calendar days from its receipt of notice of such disclosure, together with legible copies of all documents mentioned in such disclosure (and if necessary, the Close of Escrow shall be postponed to provide for such 10-day period), to disapprove the same by written notice to Seller. Such disapproved disclosures shall be treated as Disapproved Title Matters pursuant to Section 3(a)(iii) above and, if Sellers elect to cure such Disapproved Title Matters, the Close of Escrow shall be extended appropriately (but in no event beyond August 15, 2011) in a mutually acceptable writing signed by Buyer and Sellers. The condition precedent set forth in this subsection (v) for new disclosures or material amendments shall survive the Due Diligence Expiration Date.

(b) Buyer’s Due Diligence. On or before July 27, 2011 (the “Due Diligence Expiration Date”), Buyer shall have completed its due diligence investigation of the Property in all respects. On or prior to the Due Diligence Expiration Date, Buyer shall have approved or disapproved such matters as Buyer deems appropriate in its sole and absolute discretion with respect to the Property, including without limitation any items related to the physical condition of the Property or the Property’s suitability for Buyer’s intended purpose. Except if and to the extent reported to Seller and described in writing by Buyer prior to the Due Diligence Expiration Date, all matters that Buyer has or could have investigated prior to the Due Diligence Expiration Date shall be deemed approved, subject to the provisions in Sections 10, 11 and 12. In consideration for Sellers granting to Buyer the right to inspect the Property and allowing Buyer (subject to the terms set forth in Section 13) access to the Property for purposes of its due diligence, Buyer has paid to Sellers concurrently with the execution of this Agreement the sum of One Hundred Dollars ($100), cash-in-hand, which amount constitutes independent consideration, separate and apart from the Purchase Price.

(c) Documents to be Provided by Sellers. Within ten (10) calendar days following the Opening of Escrow, Sellers shall cause to be delivered to Buyer, in confidence a legible copy of the following (the “Property Documents”):

(i) an occupancy report for each Facility dated no earlier than May 31, 2011;

(ii) all of Sellers’ books, records, income and expense statements, year-end financial and monthly operating statements relating to the Property for the three most recent fiscal years prior to the Close of the Escrow and, to the extent available, the current year to date, together with operating budgets for 2011;

(iii) all plans and specifications, soil, engineering, environmental or architectural notices, studies, reports or plans, and all other reports concerning the Property which Sellers may possess or control which relate to the physical condition or operation of the Property or recommended improvements thereto, including, without limitation, any information that relates to the Property’s compliance with the Americans with Disabilities Act of 1990 (collectively, the “Plans and Reports”);

(iv) all permits, licenses, approvals, entitlements and other governmental, utility service provider and other quasi-governmental authorizations, including any bed rights, certificates of need or other similar certificate and any certificates of occupancy that Sellers now hold in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property, and all amendments, modifications, supplements, general conditions and addenda thereto (collectively, the “Licenses”);

(v) all appraisals of the Property prepared in the last eighteen (18) months;

(vi) all guarantees, representations and warranties, whether express or implied, made to or inuring to the benefit of Sellers regarding the Property or its operation or the construction of the Improvements located thereon (“Warranties”). Sellers shall also cause to be delivered to Buyer all contracts relating to the Property and/or the use thereof (excluding patient and other medical contracts) together with any and all amendments, modifications or supplements thereto (collectively the “Contracts”);

(vii) Seller’s current certificates of insurance with respect to the Facilities and the operations conducted therein, together with the loss history relating to the period during which Seller or any affiliate of Seller has owned or operated the Facilities;

(viii) the most recent tax bills for the Property including, but not limited to, bills for real estate taxes and personal property taxes, if any; and all notices received by Sellers within the two years immediately preceding the date hereof and pertaining to real estate taxes or assessments applicable to the Property. Sellers shall promptly deliver to Buyer a copy of any such bills or notices received by Sellers after the date hereof (even if received by Sellers after the Due Diligence Expiration Date) and as to such later received bills and notices the condition precedent set forth in this sentence shall survive the Due Diligence Expiration Date;

(ix) Copies of any and all written notices received by Seller within the last two (2) years from any governmental or quasi-governmental authorities with respect to (A) violations or alleged violations of any License, law, code or regulation, including, without limitation, any health and sanitation, fire or building codes; (B) complaints by any residents of the Property (“Residents”) or their families; (C) defects or other deficiencies in the Property, and (D) results of all inspections of the Property; and

(x) such other documents or items as Buyer may reasonably request in connection with its due diligence investigation of the Property or the operation thereof for the previous three (3) years, or which reflect the current status of the Property (such as building plans and specifications). Buyer shall treat all materials delivered to Buyer by Sellers pursuant to this Agreement as being governed by the non-disclosure provisions previously executed by Buyer in anticipation of this transaction dated April 5, 2011 (the “Confidentiality Agreement”). Sellers shall not be required to provide original acquisition or construction costs, personal financial information of members (whether or not related to financing of any Property), or any advice of legal counsel in the preparation of this Agreement, the Master Lease or other agreements with Buyer, or otherwise not bearing directly on the Property. Sellers shall have no responsibility for the contents of or conclusions set forth in any third party reports or materials provided by Sellers or their employees to Buyer, its agents or advisors, or examined by Buyer, its agents or advisors, during the course of its due diligence, other than disclosure to Buyer if and to the extent that such contents or conclusions are to Sellers’ actual knowledge inaccurate or erroneous.

(d) Documents to be Provided by Escrow Holder. At least two (2) business days prior to the scheduled Close of Escrow, but no more than seven (7) business days prior to the scheduled Close of Escrow, Escrow Holder shall prepare and deliver to Buyer and Seller a proforma closing statement (the “Closing Statement”) relating to the consummation of the transaction contemplated by this Agreement, which statement shall include, without limitation, line items relating to amounts due under the Master Lease (as hereinafter defined) as of the Close of Escrow. Buyer’s written approval of the Closing Statement shall be a condition precedent to the Close of Escrow and the foregoing shall survive the Due Diligence Expiration Date.

(e) Date Down of Representations; No Breach of Covenants. As conditions precedent to Closing in favor of Buyer: (i) all of the representations and warranties of Sellers pursuant to Section 10 below shall be true and correct in all material respects as of the Close of Escrow and (ii) prior to the Close of Escrow, there shall be no material, uncured breach of Sellers’ covenants or obligations under this Agreement, including, without limitation, to the extent applicable prior to the Close of Escrow, those covenants set forth in Section 11 below. The foregoing conditions shall survive the Due Diligence Expiration Date.

(f) Concurrent Lease Transaction. Concurrently with the Close of Escrow, Buyer, as landlord (in such capacity, “Master Landlord”), and Sellers or an affiliate of Sellers approved by Buyer, as tenant (in such capacity, “Master Tenant”), shall enter into a master lease agreement (the “Master Lease”), whereby Master Landlord shall lease the Facilities to Master Tenant. The foregoing condition shall survive the Due Diligence Expiration Date. Prior to the expiration of the Due Diligence Expiration Date, Master Tenant and Master Landlord shall agree, in writing, on the form of the Master Lease and all ancillary documents and instruments and deliverables to be executed or delivered in connection therewith, including without limitation, any letter of credit or evidence of insurance, in the sole and absolute discretion of each. If Master Tenant and Master Landlord cannot agree upon the form of the Master Lease and ancillary documents in connection therewith on or prior to the Due Diligence Expiration Date, both Buyer and Sellers shall each have the right to terminate this Agreement, whereupon neither party shall have any additional rights or liabilities hereunder except for those terms and provisions which expressly survive the termination of this Agreement. It shall be a condition precedent to the Close of Escrow, in favor of Buyer and surviving the Due Diligence Expiration Date, that Master Landlord and Master Tenant shall have entered into the Master Lease and all ancillary documents thereto and that Master Tenant shall have delivered to Master Landlord all deliverables to be delivered in connection therewith, including, without limitation, any letter of credit and certificates of insurance required under the terms of the Master Lease.

(g) Third Party Consents. Prior to the Close of Escrow: (i) Buyer (with Sellers’ cooperation to the extent reasonably necessary) shall have obtained, and/or verified that Sellers already hold, all third party consents, if any, necessary to effectuate the transfer of the Property to Buyer pursuant to the terms hereof, including, without limitation, all consents required by any governmental or quasi-governmental authority with respect to the assignment of the Licenses to Buyer, and (ii) Master Tenant shall have received all third-party consents, approvals, permits, and licenses necessary for Master Tenant to use and operate the Facilities through Sellers (as and if applicable) as fully licensed skilled nursing facilities as of the Close of Escrow and in the manner contemplated in the Master Lease. The foregoing condition shall survive the Due Diligence Expiration Date.

(h) [Intentionally-Deleted.]

(i) Financial Condition; Material Adverse Change. None of the following shall have been done by, against or with respect to any Seller or Master Tenant or any of their affiliates prior to the Close of Escrow: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (vi) a dissolution or liquidation; or (vii) the occurrence of any Material Adverse Effect (as defined below). As used in this Agreement, “affiliate” means any individual or legally recognized entity that controls, is controlled by or is under common control with any other Seller. As used herein, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership, voting control, contract or otherwise. As used herein, “Material Adverse Effect” means any change or effect that materially diminishes the fair market value of the Facilities or the Property or materially adversely affects the ability of a Seller or the Sellers to consummate timely the transactions contemplated hereby, or thereafter to perform under the Master Lease; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions not disproportionately affecting Sellers, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (excluding, however, any such military or terrorist attack directly impacting the physical condition of a Facility or the business operations conducted thereon), (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (4)

changes in accounting principles, and (b) a change in Medicare reimbursement rates or other governmental reimbursement formulas unless the fiscal year 2012 reduction in Medicare reimbursement rates exceeds the 11.3% reduction over payments for fiscal year 2011 proposed in that certain press release dated April 28, 2011 issued by the Centers for Medicare & Medicaid Services and entitled “CMS Proposes Options for 2012 Payment Rates for Medicare Skilled Nursing Facilities”. The condition set forth in this Section 3(i) shall survive the Due Diligence Expiration Date.

4. Sellers’ Contingencies. Sellers’ obligation to sell the Property to Buyer shall be subject to the satisfaction or waiver of each contingency set forth below (collectively, the “Seller Contingencies”) within the time periods indicated below. The Seller Contingencies are for the sole benefit of Sellers. The satisfaction or waiver of each Seller Contingency is a condition precedent to the Close of Escrow. Sellers, upon written notice, may terminate this Agreement: (i) as a result of Sellers’ timely disapproval of any of the contingencies set forth in this Section 4, or (ii) by reason of the failure of any condition precedent in favor of Sellers as set forth in this Agreement (excluding, however, those condition precedents of which the satisfaction thereof are within Sellers sole control and which Sellers are solely responsible to satisfy under the terms of this Agreement), or (iii) as a result of a default under this Agreement on the part of Buyer. Notwithstanding anything herein to the contrary, Sellers’ failure to deliver a termination notice to Buyer by the Due Diligence Expiration Date shall be deemed an approval or waiver of the Seller Contingencies, except for those Seller Contingencies that expressly survive the Due Diligence Expiration Date.

(a) Title. As a condition precedent to Closing in favor of Sellers, Buyer’s receiving conveyance of the Property shall not result in any pre-Closing judgment, lien, penalty, claim or other matter being imposed upon title to the Property; provided, however, that nothing in this section shall preclude Buyer from encumbering the Property at or subsequent to the Close of Escrow as a result of any financing obtained by Buyer and secured by the Property. This condition shall survive the Due Diligence Expiration Date.

(b) Regulatory Status. As a condition precedent to Closing in favor of Sellers, no impairment of any license, permit or other governmental permission, consent or unfavorable action relating to the operation of the Facilities as skilled nursing facilities shall be threatened or will occur as a result of Buyer’s impending or actual acquisition of the Property. This condition shall survive the Due Diligence Expiration Date.

(c) Closing Statement. Sellers’ written approval of the Closing Statement shall be a condition precedent to the Close of Escrow. This condition shall survive the Due Diligence Expiration Date.

(d) Date Down of Representations; No Breach of Covenants. As a condition precedent to the Closing in favor of Sellers, all of the representations and warranties of Buyer pursuant to Section 9 below shall be true and correct in all material respects as of the Close of Escrow and, prior to the Close of Escrow, there shall be no material and uncured breach of Buyer’s covenants or obligations under this Agreement. This condition shall survive the Due Diligence Expiration Date.

(e) Concurrent Lease Transaction. If Master Tenant and Master Landlord cannot agree upon the form of the Master Lease prior to the Due Diligence Expiration Date, both Buyer and Sellers shall each have the right to terminate this Agreement, whereupon the Deposit shall be returned to Buyer, and neither party shall have any additional rights or obligations hereunder except those that expressly survive the termination of this Agreement. It shall be a condition precedent to the Close of Escrow in favor of Sellers that, concurrently with the Close of Escrow, Master Landlord and Master Tenant shall have entered into the Master Lease. The condition in the immediately preceding sentence shall survive the Due Diligence Expiration Date.

(f) Third Party Consents. Prior to the Close of Escrow: (i) Buyer (with Sellers’ cooperation to the extent reasonably necessary) shall have obtained, and/or verified that Sellers already hold, all third party consents, if any, necessary to effectuate the transfer of the Property to Buyer pursuant to the terms hereof, including, without limitation, all consents required by any governmental or quasi-governmental authority with respect to the assignment of the Licenses to Buyer, and (ii) Master Tenant shall have received all third-party consents, approvals, permits, and licenses necessary for Master Tenant to use and operate the Facilities through Sellers (as and if applicable) as fully licensed skilled nursing facilities as of the Close of Escrow and in the manner contemplated in the Master Lease. The foregoing condition shall survive the Due Diligence Expiration Date

5. Escrow.

(a) Escrow Holder; Escrow Instructions. An Escrow for the purchase and sale of the Property (the “Escrow”) shall promptly be established at First American Title Insurance Company, 1225 King Street, Legal Arts Building, Suite 300, Wilmington, Delaware 19899, Attn: David Toomey, or such other First American Title Insurance Company agency and Delaware office (or joint offices) as shall comply with Delaware law and be satisfactory to Buyer and Sellers (the “Escrow Holder”). This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions to the Escrow Holder, including without limitation the standard printed general escrow instructions of Escrow Holder, incorporated herein by this reference, but all subject to Delaware laws and court rules governing title insurance.

(b) Opening and Close of Escrow. The Escrow shall be deemed open (“Opening of Escrow”) as of the date of this Agreement. Escrow shall close on or before August 1, 2011, or on such earlier date as is agreed to by Buyer and Sellers, or such later date as required to take into account Sellers’ cure period as set forth in Section 11 (but in no event later than August 15, 2011) (“Close of Escrow”).

(c) Sellers Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Buyer (which condition shall survive the Due Diligence Expiration Date), Sellers shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:

(i) a duly executed and acknowledged special warranty deed in the form attached hereto as Exhibit 5(c)(i) for each Facility (collectively, the “Deeds”);

(ii) Payoff letters from the holders or claimants of, or with respect to, any encumbrance or monetary lien affecting the Property;

(iii) Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Deeds by any state, city, or county agency having jurisdiction over the Property or the transactions contemplated hereby;

(iv) a duly executed and acknowledged memorandum of master lease in form and substance reasonably acceptable to Master Tenant and Master Landlord (the “Memorandum of Master Lease”) to be recorded in each county in which the Facilities are located;

(v) a duly executed counterpart of the Closing Statement;

(vi) a duly executed Realty Transfer Tax Return and Affidavit of Gain and Value Form 5402 and new tax form 5403, as applicable, for each Facility (the “Transfer Tax Affidavits”) as required by the State of Delaware and completed in a manner reasonably acceptable to Buyer; and

(vii) any other executed or other documents reasonably required by the Title Company or Buyer to consummate this transaction.

(d) Buyer Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Sellers (which condition shall survive the Due Diligence Expiration Date), Buyer shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:

(i) a sum equal to the Purchase Price less any credits against the Purchase Price provided for herein, including, without limitation, the Deposit, plus any other sums required for costs to be paid by Buyer pursuant to the terms of this Agreement;

(ii) a duly executed counterpart of the Closing Statement;

(iii) a duly executed and acknowledged Memorandum of Master Lease;

(iv) any executed or other documents reasonably required by the Title Company or Sellers to consummate this transaction.

(e) Sellers Deliverables to Buyer. As a condition precedent to the Close of Escrow in favor of Buyer (which condition shall survive the Due Diligence Expiration Date), Sellers shall deliver or cause to be delivered to Buyer prior to the Close of Escrow the following:

(i) a duly executed bill of sale for the Personal Property in the form of Exhibit 5(e)(i) attached hereto for each Facility;

(ii) a non-foreign affidavit in the form attached hereto as Exhibit 5(e)(ii) for each Seller;

(iii) a duly executed certificate in the form attached hereto as Exhibit 5(e)(iii) confirming that all of Sellers’ representations and warranties made in this Agreement are true and correct in all material respects as of the Close of Escrow;

(iv) a duly executed counterpart of the assignment and assumption of General Intangibles in the form attached hereto as Exhibit 5(e)(iv) (the “Assignment and Assumption”);

(v) any prorated rent and impounds under the Master Lease for the period from the Close of Escrow through the end of the calendar month in which the Close of Escrow occurs, plus the rents and impounds payable for the first full month under the Master Lease;

(vi) a duly executed counterpart to the Master Lease, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Master Lease, together with all other deliverables which may be required under the Master Lease, including, without limitation, any letters of credit and certificates of insurance as are required pursuant to the Master Lease, showing Master Landlord as an additional insured and loss payee, with appropriate provisions for prior notice to Buyer in the event of cancellation or termination of such policies; and

(vii) any other executed or other documents reasonably required by Buyer to consummate this transaction.

(f) Buyer Deliverables to Sellers. As a condition precedent to the Close of Escrow in favor of Sellers (which condition shall survive the Due Diligence Expiration Date), Buyer shall deliver or cause to be delivered to Sellers prior to the Close of Escrow duly executed counterparts to the Assignment and Assumption, the Master Lease, and all ancillary documents to be executed by Master Landlord and required to be delivered as of the effective date of the Master Lease and any other executed or other documents reasonably required by Sellers to consummate this transaction.

(g) Authorization to Close Escrow. Provided that Escrow Holder has not received written notice from Buyer or Sellers of the failure of any conditions precedent or of the termination of the Escrow, once Buyer and Sellers have deposited into the Escrow or delivered to the other party (and provided Escrow Holder with notice of the same), as applicable, the items required by this Agreement and the Title Company is irrevocably and unconditionally committed to issuing the Title Policies, Escrow Holder shall:

(i) Cause the Deeds and Memorandum of Master Lease to be recorded in the Official Records of the Office of the County Recorder of the county where the applicable Facility is located and cause conformed copies of the Deeds and Memorandum of Master Lease to be mailed to Buyer and Sellers after the same have been recorded.

(ii) File the Transfer Tax Affidavits in the location and in the manner required by applicable state and local law;

(iii) Deliver to Sellers the Purchase Price, less the amount of (A) all amounts to be paid by Sellers hereunder, including but not limited to those amounts specified in Section[s] 6 and 16, (B) the amounts payable by the Master Tenant under the Master Lease as described in Section 5(e)(v) above, and (C) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement;

(iv) Cause the Title Policies to be issued to Buyer by the Title Company (with delivery of the original of such Title Policies to occur as soon as possible, but in all cases, within twenty (20) days of the Close of Escrow);

(v) Cause any leasehold policies of title insurance purchased by Master Tenant to be issued to Master Tenant by the Title Company concurrently with the Title Policies issued to Buyer (with delivery of the original of such Title Policies to occur as soon as possible, but in all cases, within twenty (20) days of the Close of Escrow).

(h) Concurrent Assignment. Concurrently with the Close of Escrow, Sellers shall assign, transfer and convey to Buyer the General Intangibles (as hereinafter defined) pursuant to the terms of the Assignment and Assumption. As used herein, “General Intangibles” shall mean all of Sellers’ right, title and interest in and to: (i) Warranties, (ii) Licenses (to the extent transferrable or assignable under applicable law), (iii) Plans and Reports, (iv) all deposits or bonds held by any utility or other service provider with respect to the Property, and (v) all claims, suits, and causes of action arising from, under or in connection with the Property and its operation, including, but not limited to, all of Sellers’ rights, claims, demands and causes of action against all suppliers of labor, materials or services to or with respect to the Property (collectively, the “Claims”), but excluding the Operator Property.

(i) Interpleader. The parties hereto expressly agree that if the parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and the Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in this Escrow. If such action is filed, the parties agree to pay Escrow Holder’s cancellation charges and costs, expenses and reasonable attorneys’ fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of the Escrow.

(j) U.S. Treasury Regulations. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulation”). Escrow Holder is the “real estate reporting person” within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.

(k) Exchange Cooperation. Buyer and Sellers (each a “Party” and, collectively, the “Parties”) agree that any of the Parties may substitute an intermediary (an “Intermediary”) to act in place of such Party with regards to the sale or purchase of the Property. An Intermediary shall be designated in writing by the Party desiring an Intermediary (the “Designating Party”) to the other Party (the “Non-Designating Party”) and Escrow Holder. Upon designation of an Intermediary and upon the Intermediary’s written assumption of the Designating Party’s obligations hereunder, the Intermediary shall be substituted for the Designating Party in the Escrow as the buyer or seller of the Property. The Non-Designating Party agrees to accept performance under this Agreement from the Intermediary and to render its performance of all of its obligations with respect to the Designating Party to the Intermediary. The Non-Designating Party agrees that performance by the Intermediary will be treated as performance by the Designating Party, and the Designating Party agrees that the Non-Designating Party’s performance to the Intermediary will be treated as performance to the Designating Party. The Designating Party unconditionally guarantees the full and timely performance by the Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Designating Party pursuant to this Agreement. As such guarantor, the Designating Party shall be treated as a primary obligor with respect to such representations, warranties, indemnities, obligations and undertakings, and, in the event of breach thereof, the Non-Designating Party may proceed directly against the Designating Party on this guarantee without the need to join the Intermediary as a party to the action against the Designating Party. The Designating Party unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken such representations, warranties, indemnities, obligations and undertakings directly.

(l) Other Consequences of Exchange. If any of the Parties undertakes to designate an Intermediary pursuant to the previous Section 5(k): (i) in no event shall the Designating Party, as applicable, be deemed to have given the Non-Designating Party any advice regarding the tax-deferred nature of this transaction or any other advice regarding the treatment of this transaction under federal or state tax laws and the Parties shall rely solely on the advice of their own legal and tax advisors; (ii) the Non-Designating Party shall not bear any additional expenses from the Designating Party’s decision to designate an Intermediary; (iii) there shall not be any delay in the Close of Escrow by reason of such designation; and (iv) neither Buyer nor Sellers shall be required to take title to any real or personal property other than the Property.

6. Closing Costs.

(a) Sellers Costs. Sellers shall pay (i) twenty-five percent (25%) of any state or local transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction; (ii) Sellers’ legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments and documents required to be delivered, or to cause to be delivered, by Sellers hereunder, including the cost of Sellers’ performance of its obligations hereunder; and (iii) the fees for recording the Deeds and Memorandum of Master Lease.

(b) Buyer Costs. Buyer shall pay (i) seventy-five percent (75%) of any state or local transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction, (ii) all costs incurred by Buyer in connection with its investigation of the Property, including the cost of the Surveys, site inspections or environmental audits; (iii) Buyer’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments and documents required to be delivered by Buyer hereunder, including the cost of Buyer’s performance of its obligations hereunder, and (iv) shall contribute towards Sellers’ closing costs an amount equal to the premium for the Title Policies and endorsements issued to Buyer, excluding the cost of any Disapproved Title Matter Endorsements.

(c) Cost of Title Policy. Sellers shall pay the cost of the Title Policies and endorsements issued to Buyer, including the cost of any Disapproved Title Matter Endorsements. Sellers shall pay for the costs of any leasehold title policies and endorsements issued to Master Tenant and/or Sellers, as applicable.

(d) Other Costs. Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated among Buyer and Sellers under this Agreement shall be apportioned in the manner customary in the counties in which the Facilities are located.

(e) Cancellation of Escrow. Notwithstanding the provisions of this Section 6, if the Escrow fails to close for any reason (other than the breach of this Agreement by one or both of the parties), the costs incurred through the Escrow, including the cost of the PTRs, shall be borne equally by Buyer and Sellers. Otherwise, the party who breached this Agreement first shall bear all the costs of the Escrow, including the cost of the PTRs.

(f) Confidentiality. Except as otherwise set forth in this Section 6(f) or as jointly agreed to by Sellers and Buyer, during the period between the mutual execution and delivery of this Agreement and the Close of Escrow neither Buyer, Sellers, nor any broker or other advisor employed or engaged by any of them shall issue (or cause to be issued) any press releases or other reports or information concerning the subject matter hereof which contain information materially different from or materially more specific than the Initial Press Release (as hereinbelow defined). Notwithstanding the foregoing to the contrary, during the period between the mutual execution and delivery of this Agreement and the Close of Escrow the following shall apply: (i) the draft press release attached hereto as Exhibit 6(f) (the “Initial Press Release”) may be released by Buyer anytime following the mutual execution and delivery of this Agreement, (ii) Buyer or Sellers may provide such information or make such disclosures as any of them may reasonably consider necessary in order to satisfy the requirements of applicable law, rule or regulation (including those of the SEC or any applicable stock exchange), and (iii) Buyer may report on the transaction contemplated by this Agreement in connection with: (A) any investor call concerning Buyer’s earnings, securities filings or disclosures, or financial performance, or (B) any meetings or conference calls with, or disclosures made to, Buyer’s shareholders or investors. Buyer and Sellers shall be free to disclose the transaction contemplated by this Agreement to their respective consultants, contractors, principals, employees, agents, attorneys, accountants and other advisors, provided the same agree to maintain the confidentiality of the transaction contemplated by this Agreement as otherwise required under this Section 6(f).

7. Prorations and Adjustments. As the Master Lease is a triple net lease and Master Tenant is entitled thereunder to all revenue of the Facilities and is liable for all expenses of the Facilities, including the payment of real property taxes, there shall be no credits or prorations at the Close of Escrow with respect to the revenues or costs associated with owning or operating the Facilities.

8. Title.

(a) Conveyance. At the Close of Escrow, Sellers shall execute, acknowledge, seal and deliver the Deeds to Buyer.

(b) Title Policy. The title to be conveyed to Buyer shall be insured by ALTA Standard Coverage Owner’s Policies of Title Insurance (Form 2006) (the “Standard Coverage Policies”) with aggregate liability in the amount of the Purchase Price, dated the date of the Close of Escrow, issued by the Title Company, insuring that title to the fee interest in the Land and Improvements is vested in Buyer, subject only to non-delinquent real estate taxes and assessments and the Permitted Exceptions, together with such endorsements as Buyer may reasonably require and as are available in Delaware; provided, however, that Buyer, at its sole option, may require in lieu of the Standard Coverage Policies, ALTA Extended Coverage Owner’s Policies of Title Insurance (Form 2006) without modification or its equivalent by endorsement (the “Extended Coverage Policies”) to the extent available in Delaware for a transaction of the sort provided for in this Agreement. The Standard Coverage Policies or the Extended Coverage Policies, as applicable, shall sometimes be referred to herein as the “Title Policies.” The Title Policies shall include the available endorsements required by Buyer and shall exclude any stipulation for arbitration. Sellers shall execute an Owner’s Affidavit and/or certified resolutions in the form reasonably required so that the Title Company can delete or modify the standard printed exceptions as to Sellers’ constituent documents, parties in possession and unrecorded liens.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:

(a) Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) Authority; Enforceability; Conflict. This Agreement and all the documents to be executed and delivered by Buyer to Sellers or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by Buyer; (ii) are or will be legal and binding obligations of Buyer as of the date of their respective executions; (iii) to Buyer’s actual knowledge, are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Buyer is a party, any of Buyer’s organizational documents or any existing obligation of or restriction on Buyer under any order, judgment or decree of any state or federal court or governmental authority binding on Buyer.

(c) “As-Is”. Buyer hereby agrees and acknowledges that (i) it is buying the Property on an “AS-IS” basis; (ii) it has made or will have made its own investigations and inspections of the Property, including, without limitation, the physical and title aspects of the Property, the Property’s compliance with all laws applicable to the Property’s condition and current or intended use, and the Property’s value and financial prospects; (iii) in connection with its investigations and inspections of the Property it has contracted or will have had the opportunity to contract with such advisors and consultants as Buyer deems to be necessary; (iv) it has or will have approved the reports of such advisors and consultants; (v) except for the representations and warranties of Sellers set forth in this Agreement, it is relying solely on the reports of its advisors and consultants and its own investigations as to the Property, including but not limited to its condition, value and other characteristics and compliance with laws; and (vi) except for the Sellers’ representations and warranties as expressly set forth in this Agreement, it is not making the purchase of the Property in reliance upon any statements or representations, express or implied, made by Sellers or their agents or brokers, regarding the Property including without limitation the status, condition, characteristics or value of the Property or its fitness for use for any particular purpose.

(d) Foreign Person. Buyer is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986. Neither Buyer nor any of its affiliates, or, to its actual knowledge, its investors, advisor or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. As used herein, the term “Prohibited Person” shall mean any of the following: (A) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (B) a Person that is owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov-/offices/enforcement/ofac; (D) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (E) a Person that is affiliated with any Person identified in clauses (A), (B), (C) and/or (D). As used herein, the term “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.

10. Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Buyer, severally and not jointly, on behalf of each Seller that the following matters are true and correct as of the date of this Agreement. As used in this Agreement, the terms “Seller’s actual knowledge” or “Sellers’ knowledge” or phrases of similar import shall mean the actual knowledge and understanding of the Knowledge Parties (as defined below) based on such environmental reports, title insurance, legal opinions, physical surveys and internal written reports and other third party reports or advice as such Knowledge Parties may heretofore have received (collectively, “Reports”), and otherwise without special expertise or investigation of any such Knowledge Party for the purpose of this Agreement and without liability hereunder on the part of any such Knowledge Party (as defined below). Sellers shall have no responsibility for any inaccuracy, incompleteness or erroneousness of any Reports, except if and to the extent actually known by Sellers and not known by Buyer. Without limiting the generality of the foregoing, “Seller’s actual knowledge”, “Sellers’ knowledge” and phrases of similar import shall mean the actual knowledge and understanding of the Knowledge Parties however such actual knowledge or understanding was obtained; provided, that no constructive, implied or imputed knowledge shall be attributed to any Knowledge Parties. As used herein, “Knowledge Parties” shall mean: Stephen S. Silver, Ronald E. Schafer and each person identified as a “Facility Supervisor” on Schedule 1 attached hereto with respect to such Facility Supervisor’s corresponding Facility (as reflected on Schedule 1).

(a) Organization. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is not insolvent.

(b) Authority; Enforceability; Conflict. This Agreement and all the documents and items to be executed and delivered by each Seller to Buyer or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by each such Seller; (ii) are or will be legal and binding obligations of such Seller as of the date of their respective executions; (iii) to Sellers’ actual knowledge, are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which such Seller is a party, any of such Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on such Seller; and (v) will, to Sellers’ actual knowledge, be sufficient to convey such Seller’s title (if they purport to do so).

(c) Physical Condition. To Sellers’ actual knowledge and except as already known or disclosed in writing to Buyer, or with respect to any update of representations and warranties as may not otherwise then be known by Seller or learned by Buyer prior to the Close of Escrow, there are no material physical, structural or mechanical defects in any Facility, including, without limitation, the plumbing, roofing, heating, air conditioning and electrical systems thereof and all such systems and all other components of each Facility are in good operating condition and repair (ordinary wear and tear excepted), each Facility has been constructed in a good, workmanlike manner and in accordance with all applicable laws, moratoria, initiative, referenda, ordinances, rules, regulations, codes, standards and orders promulgated by any federal, state or local governmental body or by any quasi-governmental body having authority over Sellers or the Facilities or the operations thereof (collectively, “Laws”) and there are no known soil conditions adversely affecting any Facility. If, between the date of this Agreement and the Close of Escrow, Sellers become aware that any of the foregoing representations or warranties is false or otherwise inaccurate, Sellers shall promptly notify Buyer in writing of any such fact or circumstance.

(d) Compliance. To Sellers’ actual knowledge, the use, operation and sale of each Facility is in all material respects in compliance with all applicable Laws, including all applicable building codes, environmental, zoning, subdivision, and land use Laws. Sellers have received no notice from any private party or governmental authority advising Sellers of or alleging a violation of any Law in connection with the ownership or operating of the Facilities. Except as disclosed to Buyer in writing, Sellers have no actual knowledge of any legal proceedings or actions of any kind (including without limitation, any environmental, zoning or other land-use regulation proceeding), either instituted or planned to be instituted, which would affect any Facility or Sellers’ interest therein in any material respect, nor have Sellers any actual knowledge of any assessments affecting any Facility other than as set forth in the PTRs.

(e) Accuracy of Information. The Property Documents delivered by each Seller to Buyer are, to such Seller’s actual knowledge, true in all material respects and include complete copies of all material documents, Contracts, Warranties, schedules and items which are in full force and effect with respect to such Seller’s Facility, all of which, if applicable, are to Sellers’ actual knowledge, without default or violation by any party and without any right of set-off and to Sellers’ actual knowledge there are no oral or other written material agreements or understandings to which such Seller or any of its affiliates are a party or are bound relating to such Facility or the operation or use other than as delivered or disclosed in writing to Buyer. Notwithstanding the foregoing, Sellers shall have no liability to Buyer if any of the Property Documents prepared by third party professionals or consultants, including, without limitation, any environmental reports or assessments, physical condition assessments, geotechnical or soil reports, or appraisals, prove not to be complete, accurate or true in any material respects.

(f) Litigation; Condemnation. There are no (i) material actions, suits or proceedings pending or existing as to which actual service has been made upon Sellers or, to Sellers’ knowledge, threatened before or by any governmental authority or other person, against or affecting Sellers, any of their affiliates or any Facility, and there are no (ii) existing or, to Sellers’ knowledge, any proposed or threatened eminent domain or similar proceedings which would affect any Land or Improvements in any manner whatsoever.

(g) Utilities. All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of each Facility are, to Sellers’ knowledge, installed across public property or valid easements to the boundary lines of the Land, and are connected pursuant to valid permits, and Sellers have received no actual written or oral notice that such facilities are inadequate to service the Facilities or are not in good operating condition.

(h) Title. Each Seller, to its actual knowledge, (i) is the sole owner of its respective Facility and (ii) has good, valid and marketable title to such Facility free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions other than of record. Without limiting the foregoing, there are no federal, state or local tax liens encumbering any Seller’s interest in its Facility other than non-delinquent real estate taxes and assessments which may be shown on the PTRs.

(i) CC&R’s. To Sellers’ knowledge, there are no material violations of any covenants, conditions or restrictions applicable to any Facility, and Sellers have received no actual written or oral notice or complaint with respect to any violation of any covenants, conditions or restrictions applicable to any Facility.

(j) Hazardous Materials. Except as shown on any Phase 1 Environmental Site Assessments (or other environmental reports obtained or to be obtained by Buyer) in connection with its review of the Property:

(i) (A) Sellers do not now, to their actual knowledge, use any Facility nor permit any Facility to be used in a manner which violates any federal, state or local law, regulation or ordinance or any judicial decisions, rules, regulations or publications promulgated thereunder regarding the environment or materials which are or could be hazardous to persons or property (collectively “Environmental Enactments”), nor to their actual knowledge have Sellers ever done so in the past; (B) Sellers have no actual knowledge of any violation of an Environmental Enactment on any Facility by any other prior owner of the Facilities, (C) Sellers have no actual knowledge of any discharge, seepage or release of Hazardous Materials (as hereinafter defined) onto any Facility from adjoining property; and (D) neither Sellers, nor (to Sellers’ actual knowledge) any prior owner, have used any Facility or allowed any Facility to be used in a way which would require notice or reporting to a governmental agency of such use under any Environmental Enactment. Without limiting the foregoing and except in de minimis quantities or for uses customary and usual in connection with the operation of a business similar to that being conducted at the Facilities, to Seller’s actual knowledge: (1) no asbestos, polychlorinated biphenyls, petroleum products, radon, urea or formaldehyde are contained in or stored on or under any Facility or have been released in violation of any applicable Environmental Enactments so as to require remediation under any applicable Environmental Enactments; (2) there are no Hazardous Materials on or under any Facility in violation of any Environmental Enactments; and (3) except for any propane tanks and oxygen tanks used in the ordinary course of business at the Facility in compliance with the Environmental Enactments, there are no storage tanks containing or previously containing Hazardous Materials located in or under any Facility in violation of any Environmental Enactments or which require remediation in order to comply with applicable Environmental Enactments.

(ii) As used herein, “Hazardous Materials” shall mean any flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, hazardous or toxic materials or any related materials or substances at, on or beneath any Facility, including but not limited to, substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste” in any Environmental Enactment or in the regulations adopted and publications promulgated pursuant to said Environmental Enactments. As used herein, “a violation of an Environmental Enactment” or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials at, on or under the Property other than in compliance with the requirements of all applicable Environmental Enactments.

(k) Mold. Except as disclosed to Buyer in writing, or as hereafter learned by Buyer prior to the Close of Escrow and not otherwise now known by Seller, to Seller’s actual knowledge, there is no growth or existence of mold or mildew in such condition, location or quantity as would, individually or in the aggregate, have any material adverse effect on (i) the value or condition of the applicable Facility; or (ii) the use of such Facility for its current or intended use.

(l) Third Party Consents. Subject to Seller’s Contingencies, Sellers have the full right and authority to consummate the transactions contemplated by this Agreement, including, without limitation, entering into the Master Lease and assigning to Buyer, pursuant to the terms and conditions contained herein and in the Assignment and Assumption, the General Intangibles in accordance with law and subject to their terms. To Sellers’ actual knowledge, no consents from third parties are required in connection therewith that have not already been obtained, or that cannot readily be obtained by the Close of Escrow, except as otherwise disclosed to Buyer in writing.

(m) Licensure. To their actual knowledge, Sellers have obtained all consents, approvals, Licenses and other permissions required to use and operate each Facility for its current and intended use under all Laws. Either a certificate of need or similar certificate required to operate the Facilities for their intended use is in full force and effect or no such certificate is so required. Sellers have no knowledge that (i) the transactions contemplated herein will in any way jeopardize or threaten the validity of any such certificate, (ii) any government agency or representative thereof has commenced or is contemplating an investigation of whether, or considers that, the operation or use of any Facility for its current and intended use has failed or will fail to comply with any Law, or (iii) there are any unsatisfied requests from any lender, insurance carrier, or government authority for repairs, restorations or alterations with regard to any Facility.

(n) Foreign Person. No Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986. Neither Sellers nor any of their respective investors, affiliates or, to their actual knowledge, advisor or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(o) Government Program Participation. Sellers, Master Tenant, and, to Sellers’ actual knowledge, their respective employees and agents (i) are not currently excluded, suspended, debarred or otherwise ineligible to participate in any “Federal health care program” as defined in 42 U.S.C. section 1320a-7b(f) or in any other government payment program; (ii) are not bound to be excluded, suspended, debarred or otherwise declared ineligible to participate in any Federal health care program or other government payment program; and (iii) have not received any written notice of any federal, state or local government investigation, and Sellers otherwise have no knowledge of any circumstances that may result in any Seller or in Master Tenant or their respective employees or agents being excluded from participation in any Federal health care program or other government payment program. Sellers will immediately notify Buyer in writing of any change in the status of the representations and warranties set forth in this Section 10(o).

11. Sellers’ Covenants. Sellers hereby covenant with Buyer as follows:

(a) Operation of Property. At all times prior to the Close of Escrow, Sellers shall (i) operate and manage the Facilities in the ordinary course of its business and consistent with Sellers’ existing management policies and procedures; (ii) maintain the Facilities in good repair and working order in accordance with Sellers’ standard maintenance and repair program; and (iii) perform when due all of Sellers’ obligations under any deed of trust, mortgage or other lien encumbering the Property, the Contracts, the Licenses and other agreements relating to the Facilities, all in accordance with applicable laws, ordinances, rules and regulations affecting the Facilities. Except as otherwise provided herein, Sellers shall deliver each Facility at the Close of Escrow in substantially the same condition as it was on the date hereof, reasonable wear and tear, harm by Buyer or its agents, and casualty loss excepted. None of the Personal Property shall be removed from the Land or the Improvements, unless replaced by personal property of equal or greater utility and value.

(b) Exclusivity. During the pendency of the Escrow and until the Escrow and this Agreement are terminated as provided herein, Sellers shall not market the Property to any person other than Buyer. Without limiting the generality of the foregoing, during such period of time Sellers shall not offer the Property for sale, discuss the terms of any possible sale of the Property with any person, accept or discuss back-up offers or list the Property with any brokers. As used in the foregoing, a “sale” shall include any long term lease or any joint venture or equity participating loan.

(c) Review Right. During the period prior to the Close of Escrow, upon reasonable notice to Sellers (not less than twenty-four (24) hours), Buyer shall have the right to review in confidence Sellers’ records during normal business hours to verify any information provided by Sellers to Buyer or to confirm Sellers’ compliance with their representations, warranties and covenants as contained herein.

(d) Books and Records; Securities Laws. Upon Buyer’s request, and upon reasonable notice by Buyer, for a period of two (2) years after the Close of Escrow, Sellers shall and shall cause Master Tenant to make all of Sellers’ records with respect to the Property then in its possession (subject to patient privacy rights and attorney-client privileged material) available during normal business hours to Buyer for inspection and copying by Buyer’s designated representatives. Sellers shall (and shall cause Master Tenant to) provide Buyer, but without third-party expense to Sellers, with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Sellers (or Master Tenant), to enable Buyer to include such information to the extent necessary in any reporting requirements under applicable federal and state laws, including those of any successor to Buyer or any of its subsidiaries. Buyer shall exercise its rights hereunder so as not unreasonably to interfere with Master Tenant’s and Sellers’ operations, and shall reimburse Master Tenant and Sellers’ for all reasonable out-of-pocket costs incurred to comply herewith. Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the financial statements and operating statements provided to Buyer as part of the Property Documents or subsequently reviewed under this Section 11(d), and Sellers shall (and shall cause Master Tenant to) supply such documentation in its possession or control as Buyer or its accountants may reasonably request in order to complete such audit. Subject to Buyer’s compliance with any applicable Securities or other laws and regulations, all records and information made available hereunder shall be subject to the Confidentiality Agreement.

12. Limitations on Seller’s Liability.

(a) Seller’s Right to Cure. If Sellers have breached any representation, warranty or covenant or default in their obligation to close the purchase of the Property for any reason other than Buyer’s default, Sellers’ disapproval of any Seller contingency, or the failure of a condition precedent in favor of Sellers, then Sellers shall have the right (but not the obligation) to undertake to cure such default (provided such default is reasonably susceptible to cure) to Buyer’s reasonable satisfaction within fifteen (15) days after receiving written notice of such default from Buyer, or shall notify Buyer that it does not intend to undertake such cure, before Buyer exercises any right or remedy by reason of such default.

(b) Breach of Covenants. Except as provided in Sections 6(f), 11(d), 12, 16, and 18(m), or otherwise stated in any documents delivered at the Close of Escrow pursuant to this Agreement, no covenants set forth in this Agreement are intended for the parties’ performance after the Close of Escrow. The liability of Sellers for a breach of any covenant that was to be performed prior to or at the Close of Escrow shall not be merged into any instrument of conveyance delivered at the Close of Escrow and shall survive the Close of Escrow for a period of one (1) year (the “Covenant Survival Termination Date”); provided, however, that if Buyer notifies Sellers, on or before the sixtieth (60th) day following the Covenant Survival Termination Date, of any alleged breach of a covenant occurring prior to the Covenant Survival Termination Date (a “Notice of Breach of Covenant”), and Buyer thereafter files a lawsuit in connection therewith against Sellers within ninety (90) days following the furnishing of said Notice of Breach of Covenant, then the applicable Covenant Survival Termination Date shall be extended with respect, and only with respect, to said alleged breach until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal, or such lawsuit is withdrawn or dismissed by Buyer. Except as expressly stated elsewhere in this Agreement, the effect of the covenants made in this Agreement shall not be diminished or deemed to be satisfied by any inspections, tests or investigations made by Buyer or its agents.

(c) Breach of Representations and Warranties. No representation or warranty made by Sellers in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year, with the exception of the representations and warranties made in Sections 10(a), 10(b), and 10(n) above, which shall survive the Close of Escrow for a period of five (5) years (as applicable, the “Rep Survival Termination Date”); provided, however, that if Buyer notifies Sellers, on or before the sixtieth (60th) day following the Rep Survival Termination Date, of any alleged breach of a representation or warranty discovered by Buyer after the Close of Escrow but prior to the Rep Survival Termination Date (a “Notice of Breach of Rep”), and Buyer thereafter files a lawsuit in connection therewith against Sellers within ninety (90) days following the furnishing of said Notice of Breach of Rep, then the applicable Rep Survival Termination Date shall be extended solely with respect to said alleged breach until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal, or the date when Buyer withdraws or dismisses such lawsuit. Since the Property is being sold “As-Is,” the representations and warranties set forth herein are in lieu of all other representations and warranties, express or implied, whether at common law, under statute or in equity, except the implied warranty resulting from the statutory form of the Deeds. Except as expressly stated elsewhere in this Agreement, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

(d) Known Breaches. Notwithstanding any language in this Agreement to the contrary, should Sellers breach any representation, warranty or covenant under this Agreement prior to the Close of Escrow (other than Sellers’ obligation to execute documents in order to consummate the transaction, in which event Buyer may seek specific performance as set forth below) which remains uncured by the date for Close of Escrow, then (i) if Sellers have disclosed such breach to Buyer in writing prior to the Close of Escrow, or (ii) if Buyer otherwise has actual knowledge of such breach prior to the Close of Escrow, whether as a result of inspections, tests, investigations, other due diligence review made by Buyer or its agents, or by reason of information otherwise acquired by Buyer, the sole recourse available to Buyer for such breach (each such breach being referred to herein as a “Known Breach”) shall be either (A) to terminate this Agreement and cancel the Escrow, in which case Buyer shall receive a reimbursement of the Deposit plus, if but only if such Known Breach was caused by a Knowing Misrepresentation (as defined in Section 12(g)), its actual, out-of-pocket costs incurred with respect to the proposed transaction subject to the Reimbursement Cap and Reimbursement Floor set forth in Section 12(f)(i) below, whereupon (in either case) neither Sellers nor Buyer will have any further liability or obligations under this Agreement (except for those confidentiality and indemnity obligations which expressly survive the termination of this Agreement); or (B) to proceed to the Close of Escrow, without reservation, in which case Buyer shall be deemed to have waived all Known Claims against Sellers and to have released Sellers thereform.

(e) Unknown Breaches. Notwithstanding any language in this Agreement to the contrary, should it become known to Buyer after the Close of Escrow that Sellers breached any surviving representation, warranty or covenant under this Agreement, and provided such breach is not the continuation of a Known Breach (all Known Breaches that continue after the Close of Escrow being subject exclusively to Section 12(d) above) the sole recourse available to Buyer for all such breaches (each such breach being referred to herein as a “Unknown Breach”) shall be to seek recovery of Buyer’s actual damages, subject to the Reimbursement Cap unless the Unknown Breach was caused by a Knowing Misrepresentation, in which case Buyer’s recovery shall be subject to and shall not exceed the Liability Cap set forth in Section 12(f)(ii) below. Buyer shall not in any case seek to recover consequential or exemplary damages, which are here by waived.

(f) Liability Caps and Floors.

(i) Sellers’ total liability in the aggregate for all Known Breaches shall be the amount of Buyer’s actual, out-of-pocket costs incurred with respect to the proposed transaction up to but not exceeding Two Hundred Thousand Dollars ($200,000) (the “Reimbursement Cap”), which shall apply to any and all claims made by Buyer to recover its costs resulting from any and all uncured Known Breaches by Sellers, including any and all alleged rights of recovery and damages which Buyer may assert against Sellers, its affiliates and their respective principals, officers, managers, members, employees, agents, advisors, accountants, attorneys and contractors (collectively “Sellers” for purposes of this Section 12) based on this Agreement, common law, equity, statute or any other theory, basis or grounds whatsoever (provided, however, the breadth of this clause shall not by implication establish that Buyer may rightfully assert any such theory, basis or grounds). Notwithstanding the foregoing, if Buyer’s total damages proven against Sellers for all Known Breaches is less than Fifty Thousand Dollars ($50,000) (the “Reimbursement Floor”), then all such damages and claims shall be deemed waived and Buyer shall have no recovery against Seller based thereon.

(ii) Seller’s total liability in the aggregate for all Unknown Breaches (unless an independent basis for asserting same exists under the Master Lease, in which case the provisions of the Master Lease shall govern; provided, however, the foregoing shall in no event be interpreted as requiring Buyer to pursue a claim under the Master Lease rather than under this Agreement if claims are available under both) shall be to compensate Buyer for its actual damages up to but not exceeding Three Million Dollars ($3,000,000) (the “Liability Cap”), which shall apply to any and all claims made by Buyer arising out of or resulting from any and all uncured Unknown Breaches, including any and all alleged rights of recovery and damages which Buyer may assert against Sellers (as above defined for purposes of this Section 12) based on this Agreement, common law, equity, statute or any other theory, basis or grounds whatsoever (provided, however, the breadth of this clause shall not by implication establish that Buyer may rightfully assert any such theory, basis or grounds). Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 18(q), the Liability Cap shall not be apportioned or otherwise allocated in any manner amongst Sellers and each Seller shall, to the extent the Liability Cap has not yet been reached, shall be liable up to (but without exceeding in the aggregate for all Sellers) the full amount of the Liability Cap for any damages or other amounts for which such Seller is liable pursuant to the terms of this Agreement with respect to Unknown Breaches.

(g) Knowing Misrepresentations and Innocent Misrepresentations. The making by Sellers of any representation or warranty knowing that the same is untrue or deceptive shall constitute a “Knowing Misrepresentation”. Any falsity or inaccuracy in any of the underlying facts that are the subject of any representation and/or warranty made in good faith by Sellers’ to their knowledge or actual knowledge shall, except to the extent constituting a Knowing Misrepresentation, constitute an “Innocent Misrepresentation”. For the elimination of doubt, Buyer’s sole recourse with respect to any Innocent Misrepresentation discovered prior to the Close of Escrow shall be to terminate this Agreement and recover the Deposit; otherwise it shall proceed to the Close of Escrow without reservation with respect to such Innocent Misrepresentation and shall assert no claim, offset or defense based thereon. Should any Innocent Misrepresentation be discovered after the Close of Escrow, Buyer’s recourse against Sellers (as above defined for purposes of this Section 12) with respect thereto (without in any way lessening or in any way affecting the recourse Buyer, as Master Landlord, may have under the Master Lease) shall be limited to recovering its actual damages up to but not exceeding (and subject to) the Reimbursement Cap of Two Hundred Thousand Dollars ($200,000.00), inclusive of all other claims that are subject to the same Reimbursement Cap.

(h) Remedies Under Master Lease. Notwithstanding anything in this Agreement to the contrary, neither the Reimbursement Cap nor the Liability Cap shall apply to any rights, remedies, or recoveries to which Buyer may be entitled under the Master Lease, but in no event shall Buyer be entitled to recover twice (once under this Agreement and again under the Master Lease) for the same loss or damage; provided, however, if after proceeding under either this Agreement or under the Master Lease, Buyer is only able to partially recover its actual damages then nothing in this Agreement shall preclude (or be deemed to preclude) Buyer from proceeding under the other agreement (e.g. this Agreement or the Master Lease, as applicable) in an effort to fully recover its damages.

(i) Specific Performance. If Buyer asserts a right to specific performance by reason of Sellers’ wrongful failure to close, Buyer shall so notify Sellers’ within thirty (30) days of such alleged failure and shall commence action seeking specific performance within thirty (30) days of giving such notice.

13. Right to Enter Property. Commencing on the Opening of Escrow, and continuing thereafter until the Close of Escrow or termination of this Agreement, Buyer and its agents and contractors shall have the right, at Buyer’s sole cost and expense, and upon at least twenty-four (24) hours prior notice to the Seller whose Facility will be affected, to enter onto the Facilities at reasonable times and in a reasonable manner for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement. Sellers shall assist Buyer in arranging such tests and inspections. Buyer shall not unreasonably disturb or annoy any Residents in the course of making such tests and inspections and/or interviews. Buyer understands that the Residents are receiving medical care, have contractual and statutory rights to privacy and non-disturbance, are in various states of health, and therefore are not subject to ordinary or uniformly applied standards of “reasonable disturbance”. Buyer shall maintain or cause its consultants to maintain liability insurance coverage applicable to such tests and inspections with coverage in an amount equal to $1,000,000 per occurrence, naming Sellers as an additional insured as their interests may appear. After making such tests and inspections, Buyer shall restore the Facilities to their respective conditions prior to such tests and inspections. Buyer hereby agrees to indemnify, defend and hold harmless Sellers from any loss, damage, costs or expenses (including, without limitation, attorneys’ fees) incurred by Sellers by reason of Buyer or its agents or contractors in exercising its rights hereunder or otherwise going upon any of the Facilities prior to the Close of Escrow. The foregoing indemnity obligations shall survive the Close of Escrow or earlier termination of this Agreement. Such indemnity shall in no event extend to any costs or damages with respect to any claims of diminution in the value of any Facility, and such indemnity shall be in addition to Sellers’ right to the Deposit as liquidated damages for breach of this Agreement. As a condition to the Close of Escrow (solely for the benefit of Buyer), Buyer and its agents and contractors shall have the right, subject to the provisions herein, to enter onto the Facilities to determine that the condition of the Facilities, with respect to the contingencies set forth in Section 3, has not materially and adversely changed from the date of the approval of such contingencies. The foregoing condition precedent shall survive the Due Diligence Expiration Date.

14. Loss by Fire, Other Casualty or Condemnation. If prior to the Close of Escrow, any Facility, or any part thereof, is destroyed or damaged by fire or other casualty, or is subject to a taking by a public authority, then Buyer shall have the right, exercisable by giving notice to Sellers within fifteen (15) days after receiving written notice of such damage or destruction or taking (and if necessary, the Close of Escrow shall be postponed to provide for such 15-day period) to do one of the following: (a) terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and any money or documents in Escrow shall be returned to the party depositing the same, except that Buyer and Sellers shall each be responsible for one-half of any title or Escrow cancellation fee; (b) accept the Property (including the destroyed, damaged or condemned Facility(ies)) in its then condition and proceed to close this transaction with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, if any, and to receive an assignment of all of Sellers’ rights to any insurance proceeds payable by reason of such damage or destruction or condemnation awards payable by reason of such taking; or (c) exclude the destroyed, damaged or condemned Facility(ies) from the definition of “Property” and proceed to close this transaction with respect to the remainder of the Property and the Purchase Price shall be equitably abated. If Buyer elects to proceed under clause (b) above, Sellers shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer’s prior written consent. Sellers agree to give Buyer prompt notice of any taking, damage or destruction of the Property. The foregoing condition shall survive the Due Diligence Expiration Date.

15. Liquidated Damages. IF BUYER DEFAULTS IN ITS OBLIGATIONS TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLERS’ DEFAULT, BUYER’S DISAPPROVAL OF ANY CONTINGENCY, THE FAILURE OF A CONDITION PRECEDENT IN FAVOR OF BUYER, OR BUYER’S EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO THE TERMS OF THIS AGREEMENT, AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN FIFTEEN (15) DAYS AFTER RECEIVING WRITTEN NOTICE OF SUCH DEFAULT FROM SELLERS, OR, IF SUCH DEFAULT IS NOT REASONABLY SUSCEPTIBLE OF BEING CURED WITHIN SUCH FIFTEEN (15) DAY PERIOD, IF BUYER FAILS TO COMMENCE TO CURE SUCH DEFAULT WITHIN SUCH FIFTEEN (15) DAY PERIOD, THEN, UPON DEMAND BY SELLERS, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLERS AS LIQUIDATED DAMAGES; PROVIDED, HOWEVER, THAT BUYER’S RIGHT TO TERMINATE FOR SELLERS’ DEFAULT SHALL BE SUBJECT TO AND EXERCISED IN ACCORDANCE WITH SELLERS’ CURE PERIOD AS DESCRIBED IN SECTION 11. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. IN ANY AND ALL ACTIONS BROUGHT PURSUANT TO OR TO ENFORCE BUYER’S OBLIGATIONS UNDER THIS AGREEMENT, IT SHALL BE CONCLUSIVELY PRESUMED THAT THE ABOVE-DESCRIBED LIQUIDATED DAMAGES SHALL BE THE SOLE REMEDY OF SELLER IN THE EVENT OF BUYERS’ DEFAULT HEREUNDER AND IT SHALL NOT BE PROPER UNDER ANY CIRCUMSTANCES THAT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY BE SPECIFICALLY ENFORCED.

16. Financial Advisory Fee. In connection with the transaction contemplated by this Agreement, at the Close of Escrow, Sellers shall pay a financial advisory fee of $750,000.00 plus reimbursable expenses to Signal Hill Capital Group LLC (the “Advisory Fee”). The Advisory Fee shall be paid through Escrow at the close thereof. With the exception of such Advisory Fee, Buyer and Sellers each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay an advisory fee, sales or brokerage commission, finder’s fee or similar remittance (collectively, “Commission”) with respect to this transaction. Buyer and Sellers each agree to indemnify, defend and hold harmless the other from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a Commission in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Sellers or Buyer, as the case may be. The obligations of Buyer and Sellers under this Section 16 shall survive the Close of Escrow or any termination of this Agreement.

17. Notices. All notices, requests and demands to be made hereunder to the parties hereto shall be made in writing to the addresses set forth below and shall be given by any of the following means: (a) personal service; (b) electronic communication, including e-mail or facsimile transmission (provided, however, that notice is also given by one of the other means set forth in Section 17(a), (c), or (d)); (c) certified or registered mail, postage prepaid, return receipt requested; or (d) nationally recognized courier or delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either Section 17(a), (b) or (d) hereof shall be deemed received upon the actual delivery thereof during business hours on a business day (or, if not delivered during business hours on a business day, then during the next business day), and, if sent pursuant to Section 17(c) shall be deemed received five (5) business days following deposit in the mail. Refusal to accept delivery of any notice, request or demand shall be deemed to be delivery thereof. If any party hereto is not an individual, notice may be made on any officer, general partner or principal thereof. Notice to any one co-party shall be deemed notice to all co-parties.

To Seller:	To Buyer:

Cadia Healthcare Group 150 Onix Drive Kennett Square, Pennsylvania 19348 Attn: Stephen S. Silver Ronald E. Schafer Fax No.: (484) 731-1234	c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros Fax No.: (949) 679-8868

With a copy to:	With a copy to:
Morris James LLP 500 Delaware Ave., Suite 1500 P.O. Box 2306 Wilmington, Delaware 19899 Attn: Richard P. Beck, Esq. Fax No.: (302) 571-1750	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq. Fax No.: (949) 719-1212

To Escrow Holders/Title Agents:	To the Title Company:
Morris James LLP (address above) Richards Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801, Attn: Robert J. Krapf, Esquire Fax No.: (302) 651-7701	First American Title Insurance Company 1225 King Street, Legal Arts Building, Suite 300, Wilmington, Delaware 19899, Attn: David Toomy Fax No.: (302) 421-9444

18. Miscellaneous Provisions.

(a) Incorporation of Prior Agreements. This Agreement contains the entire understanding of Buyer and Sellers with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose, except to the extent expressly incorporated herein by reference. This Agreement specifically supersedes that certain Non-Binding Term Sheet dated June 17, 2011. No provision of this Agreement may be amended or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the parties to this Agreement or their respective successors in interest.

(b) Buyer’s Right to Assign. Buyer shall have the right to assign its rights under this Agreement and/or to nominate an affiliate of Buyer in whom the title of the Property is to vest at Closing; provided that Buyer shall be jointly and severally liable with such affiliate for any and all obligations of Buyer under this Agreement.

(c) Approval and Consent. Whenever the consent, satisfaction or approval of a party to this Agreement is required or reasonably requested, or any matter is subject to a party’s disapproval or dissatisfaction, same shall not be unreasonably withheld, conditioned or delayed (or, in the case of disapproval or dissatisfaction, unreasonably applied) unless this Agreement clearly provides for the exercise of a party’s sole and absolute discretion.

(d) Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For purposes of this Agreement, the terms “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”

(e) Time is of the Essence. Time is of the essence for this Agreement. It shall not be necessary for either party to await Closing to formally tender Deeds or the Purchase Price or other performance in order to assert its rights and remedies hereunder for the other’s default.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against, each of the parties hereto and to, by and against their respective transferees, successors, and assigns.

(g) No Personal Liability or Third Party Beneficiaries. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Buyer including without limitation the Knowledge Parties) or Sellers shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder. The parties, their respective successors and assigns and all third parties shall look solely to the applicable party’s assets for the payment of any claim or any performance, and the parties hereby waive all such personal liability. This Agreement is made and entered into solely for the protection and benefit of the parties and their successors and permitted assigns. No other person shall have any right of action hereunder. No provision in this Agreement may be enforced or relied upon by any third party claiming to be a third party beneficiary and no insurer or other third party shall have any right of subrogation against any of the parties hereto.

(h) Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any “conflict of law” rules of such state. Buyer and Seller each acknowledge and agree that the state and associated federal courts in and for the State of Delaware shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof.

(i) Counterparts. This Agreement may be executed in counterparts (including by facsimile or Portable Document Format (pdf) transmission), all of which executed counterparts shall together constitute a single document. Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

(j) Interpretation; Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language. Section and paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

(k) Exhibits; Recitals Verified. All Exhibits attached hereto are incorporated herein by reference. The Recitals to this Agreement are hereby stated to be true and correct and are incorporated herein by this reference; provided, however, that such recitals do not make any warranty of title beyond what is provided in the Deeds or other documents transferring title or interests in the Property.

(l) Waiver by a Party. The waiver of any contingency, representation, warranty, covenant, or other matter or provision hereof may only be made by the party benefited by the same, and (except as elsewhere in this Agreement specifically provided) the waiver must be in writing, must be signed by the benefited party and must specifically state which matter is being waived.

(m) Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed and/or delivered hereunder, Buyer and Sellers agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, instruments and assurances as may be reasonably required to consummate the transactions contemplated hereby.

(n) Injunctive and Equitable Relief. Sellers and Buyer hereby agree that the Property is of a special and unique character which gives it a peculiar value, and that Buyer cannot reasonably or adequately be compensated in damages in an action at law if Sellers breach their obligation to sell the Property to Buyer. Therefore, Sellers expressly agree that Buyer shall be entitled to either (but not both): (i) injunctive and other equitable relief (including, without limitation, the right to specifically enforce Sellers’ obligation to sell the Property to Buyer) in the event of such breach, or (ii) an action at law for damages against Sellers subject to the time limitations and liability caps set forth elsewhere in this Agreement.

(o) Business Days. As used in this Agreement, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in the City of New York are authorized by law or other governmental action to close. All other references to “days” or “calendar days” in this Agreement shall refer to calendar days.

(p) Survival. Except and only to the extent expressly otherwise provided elsewhere in this Agreement, no covenants, representations, warranties or indemnities set forth in this Agreement shall survive the Close of Escrow or any termination of this Agreement; provided, however, that in addition to those provisions which expressly survive the Close of Escrow or termination of this Agreement by their terms, the following shall also survive the Close of Escrow or earlier termination of this Agreement: Sections 18(d), (f), (g), (h), (j), (k), (m), (n), (p), and (q).

(q) Joint and Several. The obligations of Sellers hereunder shall, solely for purposes of Buyer’s right to terminate this Agreement, be joint and several in every respect. In all other respects, the obligations of Sellers shall be several. The actions of any one Seller with respect to its Facility shall be binding only on such Seller regarding such Facility and Buyer shall not be entitled to rely on any act or omission by, or notice to or from, one Seller as binding upon or done, given or received by or on behalf of any other Seller or Sellers.

(r) Termination. In the event that this Agreement is terminated for any reason other than a party’s uncured default, Buyer shall return to Sellers, or destroy and certify such destruction to Sellers, all due diligence materials received or acquired by Buyer and neither party shall have any further rights, obligations or liabilities hereunder except as may otherwise expressly be provided for in this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Buyer and Sellers have executed this Agreement as of the day and year first above written.

“SELLERS”

Peninsula Healthcare Services, LLC,
a Delaware limited liability company.
By:	Silver Investments LLC

By:	/s/ Stephen S. Silver
Name:	Stephen S. Silver
Title:	Managing Member

Broadmeadow Investment LLC a Delaware limited liability company.
By:	Silver Investments LLC

By:	/s/ Stephen S. Silver
Name:	Stephen S. Silver
Title:	Managing Member

Capitol Nursing & Rehabilitation Center, L.L.C. a Delaware limited liability company.
By:	Silver Investments LLC

By:	/s/ Stephen S. Silver
Name:	Stephen S. Silver
Title:	Managing Member

Pike Creek Healthcare Services LLC a Delaware limited liability company.
By:	Silver Investments LLC

By:	/s/ Stephen S. Silver
Name:	Stephen S. Silver
Title:	Managing Member

“BUYER”

SABRA HEALTH CARE REIT, INC., a Maryland corporation

By:	/s/ Talya Nevo-Hacohen
Name:	Talya Nevo-Hacohen
Title:	Chief Investment Officer

CONSENT OF ESCROW

The undersigned agrees to (a) accept delivery of a copy of this Agreement; (b) be Escrow Holder under this Agreement; (c) hold the Deposit for application in accordance with this Agreement; and (d) be bound by this Agreement in the performance of its duties as Escrow Holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned, accompanied by the Deposit. Each of the parties to the Agreement, by delivery of this Agreement, any amendment, and the Deposit to Escrow Holder shall thereby be deemed to have waived any conflict of interest arising from the undersigned’s representation of one or the other parties as legal counsel and shall be deemed to have consented to such representation, including in litigation relating to this Agreement and the Deposit; provided, that the Deposit shall in the event of such litigation be interpled as provided for in the Agreement unless the parties otherwise jointly direct in writing signed by all parties.

“ESCROW HOLDERS”

MORRIS JAMES LLP

By:
Name:
Title:

Dated: July , 2011

RICHARDS LAYTON & FINGER P.A.

By:
Name:
Title:

Dated: July , 2011

SCHEDULE 1

LIST OF FACILITIES

Facility Name	Owner/Seller	Address	Beds	Facility Supervisor
Broadmeadow Healthcare	Broadmeadow Investment LLC	500 S. Broad Street Middletown, Delaware 19709	120	Laura Dittmar, Administrator

Capitol Healthcare	Capitol Nursing & Rehabilitation Nursing Center LLC	1225 Walker Road Dover, Delaware 19904	120	Ron Inglis, Administrator

Pike Creek Healthcare	Pike Creek Healthcare Services LLC	3540 Three Little Bakers Boulevard Wilmington, Delaware 19808	130	Frank Reibold, Administrator

Renaissance Healthcare	Peninsula Healthcare Services LLC	26002 John J. Williams Hwy Millsboro, Delaware 19966	130	Carol Leashefski, Administrator

Schedule 1-1

SCHEDULE 1-A

SCHEDULE OF OPERATOR PROPERTY

To be attached.

Schedule 1A-1

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Broadmeadow: 500 South Broad Street, Middletown, DE 19709

ALL that certain lot, piece, parcel or tract of land with improvements erected thereon, situated in the Town of Middletown, New Castle County, State of Delaware, known as Parcel 1 according to the Record Minor Subdivision Plan of Broadmeadow Retirement Community, prepared by McBride & Ziegler, Inc., plan no. 20033932-6033 and recorded in the Office of the Recorder of Deeds in and for New Castle County, Delaware on Instrument No. 20040130-0011120, and more particularly described as follows to wit:

BEGINNING at the point formed by the intersection of the southerly side of West Park Place (varying widths) with the westerly side of South Broad Street (60 feet wide); thence from said Point of Beginning the following thirteen courses and distances: With South Broad Street, South 01 degrees, 00 minutes, 00 seconds East, 81.30 feet to a point of curvature and common corner for Parcel 2, thence, with same the next nine courses and distances; By an arc curving to the right having a radius of 39.00 feet, an arc distance of 61.26 feet to a point of tangency, thence; South 89 degrees, 00 minutes, 00 seconds West, 89.91 feet to a point, thence; North 01 degrees, 00 minutes, 00 seconds West, 105.30 feet to a point, thence; South 89 degrees, 00 minutes, 00 seconds West, 181.25 feet to a point, thence; South 01 degrees, 00, minutes, 00 seconds East, 128.05 feet to a point, thence; North 89 degrees, 00 minutes, 00 seconds East, 30.00 feet to a point, thence; South 01 degrees, 00 minutes, 00 seconds East, 47.75 feet to a point, thence; South 89 degrees, 00 minutes, 00 seconds West, 126.84 feet to a point, thence; South 01 degrees, 00 minutes, 00 seconds East, 77.70 feet to a point in line of lands now or formerly of Appoquinimink School District, thence, with same the next two courses and distances; South 89 degrees, 00 minutes, 09 seconds West, 454.00 feet to a point, thence; South 88 degrees, 30 minutes, 00 seconds West, 88.50 feet to a corner for lands now or formerly of George R. & Betty C. Piser, thence, with same; North 01 degrees, 00 minutes, 00 seconds West, 269.27 feet to a point on the southerly side of West Park Place, thence, with same; North 89 degrees, 00 minutes, 00 seconds East, 949.50 feet to the point of BEGINNING.

Capitol: 1225 Walker Road, Dover, DE 19904

ALL that certain lot, piece or parcel of land situated in the City of Dover, Kent County, Delaware, said lot lying on the northerly side of Walker Road (County Road #157) and being as shown on a plan of Elliott Surveying dated September 25, 1991, said plan being an integral part hereof, said lot being bounded on the north by lands now or late of George E. and Mary E. Balentine, Eugene, Jr. and Sara Elizabeth Jones and Kishor C. Sheth, on the east by lands now or late of The Hamlet Subdivision, Section 3, and First State Broadcasting, Inc., on the south by Walker Road and lands now or late of Dover-Del Housing Corp. and Rudolph B. and Teedie R.H. Brown, and on the west by lands of the said Housing and Brown and lands now or late of The Square Club, Inc. and Isaac E. and Gertrude E. Jackson and being more particularly described as follows, to wit:

BEGINNING at a point on the northerly side of Walker Road, a corner for this lot and lands of the said Brown, said point being located the following two (2) courses and distances from the easterly end of a 25 foot radius curve joining the easterly side of Independence Boulevard (80 feet wide) with the southerly side of Walker Road: (1) North 81 degrees 45 minutes East, 130.70 feet; thence crossing the said Walker Road (2) North 8 degrees 15 minutes West, 69 feet to a point, the point of beginning; thence from the said point of beginning along line of lands of the said Brown, the following two (2) courses and distances: (1) North 6 degrees 25 minutes 39 seconds West, 195.00 feet to a point; thence (2) South 81 degrees 45 minutes West, 100.00 feet to a point in line of lands of the said Housing; thence with the same the following two (2) courses and distances: (1) North 8 degrees 25 minutes 39 seconds West, 696.73 feet to a point; thence (2) South 80 degrees 55 minutes, 8 seconds West, 391.81 feet to a point in line of lands of the said Square Club; thence with the same and also in part along line of lands of the said Jackson, North 8 degrees 16 minutes 10 seconds West, 515.72 feet to a point, a corner for lands of the said Balentine; thence with the same and also in part along line of lands of the said Jones, North 80 degrees 13 minutes 10 seconds East; 491.58 feet to a point, a corner for lands of the said Jones; thence with the same and also in part along line of the said Sheth, North 81 degrees 33 minutes 13 seconds East, 249.24 feet to a point; thence with lands of the said Sheth, South 7 degrees 59 minutes 0 seconds East, 25.46 feet; thence with the same, North 81 degrees 16 minutes 30 seconds East, 98.33 feet to a point in line of the Hamlet Subdivision; thence with the same, South 8 degrees 36 minutes 31 seconds East, 417.89 feet to a point, a corner for lands of the said Broadcasting Co.; thence with the same the following two (2) courses and distances: (1) South 8 degrees 56 minutes 44 seconds East, 791.89 feet; thence (2) South 8 degrees 6 minutes 32 seconds East, 181.39 feet to a point on the northerly side of Walker Road; thence with the same, South 81 degrees 45 minutes West, 355.92 feet to a point, the point of Beginning.

Pike Creek: 3540 Three Little Bakers Boulevard, Wilmington, DE 19808

Description of property situated in Mill Creek Hundred, New Castle County, State of Delaware, being Lot 1 as shown on the Title Subdivision Plan for “PIKE CREEK GOLF COURSE”, recorded December 13, 2007, in the Office of the Recorder of Deeds in and for New Castle County in Instrument No. 20071213-0105864. Being more particularly bounded and described as follows to wit:

BEGINNING at a point on the southwesterly side of Three Little Bakers Boulevard (33’ +/- wide Cartway), a common corner for the herein described Lot with Lot 2, said point being further located 873’ +/- from Skyline Drive; thence, from said point of Beginning, leaving said southwesterly side of Three Little Bakers Boulevard, on common lines with lands of said Lot 2, the following eleven (11) described courses and distances: 1) South 02°-00’-00” West, 295.59 feet, 2) South 79°-00’-00” West, 417.64 feet, 3) South 27°-16’-09” West, 44.58 feet, 4) South 79° -00’-00” West, 107.10 feet, 5) North 51°-12’-13” West, 23.69 feet, 6) North 04°-00’-00” East, 200.65 feet, 7) North 85°-51’.37” East, 21.21 feet, 8) North 04°-00’-00” East, 266.41 feet, 9) South 86°-00’-00” East, 203.32 feet, 10) North 03°-36’-24” East, 109.33 feet, and 11) South 86° 01’-41” East, 246.80 feet to the westerly side of the aforementioned Three Little Bakers Boulevard; thence, thereby, South 02°-00’-00” West, 78.54 feet; thence, along the aforesaid southwesterly side of Three Little Bakers Boulevard, South 51°-00’-34” East, 73.87 feet to the point and place of Beginning.

TOGETHER with the rights and privileges appertaining to the property described above pursuantto a Cross Easement and Cost Sharing Agreement by Three Little Bakers, Inc. dated October 1, 2007, recorded in the Office of the Recorder of Deeds in and for New Castle County, Delaware at Instrument No. 20071025-0093131. Containing within said described metes and bounds 5.316 acres of land, be the same more or less.

Renaissance: 26002 John J. Williams Hwy, Millsboro, DE 19966

ALL that certain piece, parcel and tract of land lying on the westerly side of Delaware Route 24 and being situated in the Indian River Hundred, Sussex County, Delaware, and being more particularly described as follows:

BEGINNING at an iron pipe found on the westerly right-of-way of Delaware Route 24 (a/k/a John J. Williams Highway), said road having a width of 50 feet, said pipe marking a common corner for this tract and the lands now or formerly of the Sherwood Forest North Subdivision; thence by the line of said subdivision. North 67 degrees 02 minutes 47 seconds West, passing an iron pipe found at 330.10 feet, 921.78 feet to an iron pipe found lying on the easterly right-of-way of Sussex County Road 299, said road having a width of 50 feet; thence by and with said right-of-way along a curve to the left having a central angle of 3 degrees 18 minutes 18 seconds, a radius of 372.93 feet and an arc length of 21.51 feet, a chord of North 23 degrees 03 minutes 04 seconds West, 21.51 feet to an iron pipe found on said right-of-way, said iron pipe being a common corner for this tract and the lands now or formerly of Trantino and Sandra Norwood; thence by and with said Norwood line, the following two (2) courses and distances: (1) South 67 degrees 02 minutes 47 seconds East, 321.17 feet to an iron pipe found; (2) thence North 19 degrees 06 minutes 41 seconds East, 404.05 feet to an iron pipe to be set at a common corner for this tract, the lands of Trantino Norwood and the lands now or formerly of Jessie and Julie Hall; thence by and with said Hall line, North 19 degrees 17 minutes 23 seconds East, 190.96 feet to an iron pipe found at a common corner for this tract, the lands now or formerly of Jessie and Julie Hall and other lands now or formerly of Jessie and Julie Hall; thence by and with said Hall line, South 63 degrees 26 minutes 53 seconds East, 104.90 feet to a found concrete monument at a common corner for this tract, the lands of Jessie and Julie Hall and the lands now or formerly of Lena Watts; thence by and with the line of the lands of Lena Watts, South 63 degrees 32 minutes 49 seconds East, 79.68 feet to an iron pipe found at a common corner for this tract, the lands of Lena Watts and the lands now or formerly of Lawrence Sammons; thence by and with said Sammons line, South 20 degrees 20 minutes 51 seconds West, 193.31 feet to an iron pipe found; thence continuing by and with said Sammons line, South 62 degrees 42 minutes 48 seconds East, 446.79 feet to an iron pipe found lying on the right-of-way of Delaware Route 24; thence by and with· said right-of-way, South 20 degrees 21 minutes 03 seconds West, 370.72 feet to an iron pipe; said iron pipe being the point of Beginning for this description.

EXCEPTING OUT THEREFROM a one acre parcel, more or less, located adjacent to the above-described lot, and being designated by the Sussex County taxing authorities as Tax Parcel No. 2-34-23.00-111.15. Said one acre parcel is shown on the plan recorded in the Office of the Recorder of Deeds in and for Sussex County in Plat Book 103, Page 43.

THE LAND conveyed hereby being further bounded and described in accordance with a survey prepared by Design Consultants Group LLC, dated September 29, 2005, recorded in the Office of the Recorder of Deeds in and for Sussex County in Plat Book 103, Page 43, as follows:

BEGINNING at an iron pipe found on the westerly right-of-way of Delaware Route 24 (a/k/a John J. Williams Highway), said road having a width of 50 feet, said pipe making a common corner for lands to be retained by Bayshore Plaza III, L.L.C. and the lands now or formerly of the Sherwood Forest North Subdivision; thence by the line of said subdivision, North 75 degrees 40 minutes 35 seconds West. 214.23 feet to the point of Beginning for the parcel described herein. Thence from said point of Beginning continuing along the line of said subdivision, North 75 degrees 40 minutes 35 seconds West, 707.56 feet to an iron pipe found lying on the easterly right-of-way of Sussex County Road 299, said road having a width of 50 feet; thence by and with said right-of-way along a curve to the left having a central angle of 3 degrees 18 minutes 18 seconds, a radius of 372.93 feet and an arc length of 21.51 feet, a chord of North 31 degrees 40 minutes 53 seconds West, 21.51 feet to an iron pipe found on said right-of-way, said iron pipe being a common corner for this tract and the lands now or formerly of Trantino and Sandra Norwood; thence by and with said Norwood line, the following two (2) courses and distances: (1) South 75 degrees 40 minutes 35 seconds East, 321.17 feet to an iron pipe found; (2) thence North 10 degrees 28 minutes 52 seconds East, 404.05 feet to an iron pipe found at a common corner for this tract, the lands of Trantino Norwood and the lands now or formerly of Jessie and Julia Hall; thence by and with said Hall line, North 10 degrees 39 minutes 34 seconds East, 190.96 feet to an iron pipe found at a common corner for this tract, the lands now or formerly of Jessie and Julie Hall and other lands now or formerly of Jessie and Julie Hall; thence by and with said Hall line, South 72 degrees 04 minutes 41 seconds East, 104.90 feet to a found concrete monument at a common corner for this tract, the lands of Jessie and Julia Hall and the lands now or formerly of Lena Watts; thence by and with the line of the lands of Lena Watts, South 72 degrees 10 minutes 37 seconds East, 79.68 feet to an iron pipe found at a common corner for this tract, the lands of Lena Watts and the lands now or formerly of Lawrence Sammons; thence by and with said Sammons line, South 11 degrees 43 minutes 02 seconds West, 193.31 feet to an iron pipe found; thence continuing by and with said Sammons line, South 71 degrees 20 minutes 36 seconds East, 431.68 feet to a point along a right-of-way dedicated to public use along Delaware Route 24; thence by and with said right-of-way, South 11 degrees 43 minutes 14 seconds West, 148.44 feet to an iron pipe marking a common corner for this tract and lands to be retained by Bayshore Plaza III, LLC, thence by and with such retained lands North 78 degrees 16 minutes 46 seconds West, 199.00 feet to an iron pipe; thence South 11 degrees 43 minutes 14 seconds West, 214.37 feet to the point of Beginning. This tract contains a total of 234,406 square feet, or 5.38 acres of land, more or less, as shown on the aforementioned plat prepared by Design Consultants Group LLC.

EXHIBIT 5(c)(i)

FORM OF SPECIAL WARRANTY DEED

Tax Parcel No.:

Prepared by and return to:

THIS DEED, MADE this      day of August, 2011,

BETWEEN                     , of                      County, State of                     , party of the first part,

-and-

                    , of                      County, State of                     , party of the second part,

WITNESSETH, That the said party of the first part, for and in consideration of the sum of                      AND 00/100 DOLLARS ($    .00), lawful money of the United States of America, and other good and valuable consideration, the receipt whereof is hereby acknowledged, hereby grants and conveys unto the said party of the second part, his heirs and assigns,

ALL that certain lot, piece or parcel of land with the buildings thereon erected, situate in the City of                     ,                      County and State of Delaware, known as                      Street, being Lot No.     on the Record Minor Subdivision Plan for                      as said Plan is of record in the Office for the Recorder of Deeds in and for                      County, Delaware in Microfilm Record No.         , and being more particularly bounded and described in accordance with a recent survey by                     , dated                  ,         , as follows, to wit:

[legal description]

SUBJECT TO all easements, rights-of-way, declarations, agreements, covenants, restrictions, plans, plats and other matters of record except any such as shall have heretofore expired or been terminated or superseded, and except for mortgages, judgments, attachments or other liens created by or obtained against the party of the first part.

BEING a part of the same lands and premises which                      by Deed dated                  ,          and recorded in the Office of the Recorder of Deeds in and for                      County, State of Delaware, in Deed Book         , Page     , did grant and convey unto                     , in fee.

Exhibit 5(c)(i)-1

GRANTEE(S) ADDRESS:

            ,

IN WITNESS WHEREOF, the said party of the first part has hereunto set his hand and seal, the day and year aforesaid.

Sealed and Delivered in

the Presence of:

(SEAL)
[Name]

STATE OF DELAWARE	)
	)	SS
COUNTY OF	)

BE IT REMEMBERED, That on this      day of August, 2011, personally came before me, the Subscriber, a Notary Public for the State and County aforesaid,                     , party to this Indenture, known to me personally to be such, and he acknowledged before me this Indenture to be his Deed.

GIVEN under my hand and seal of office, the day and year aforesaid.

Notary Public, Delaware
Name:
[Notary Seal]	My commission expires:

Exhibit 5(c)(i)-2

EXHIBIT 5(e)(i)

FORM OF BILL OF SALE

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT is made as of             , 2011, by [                    ], a [                    ] (“Seller”), in favor of [                    ], a [                    ] (“Buyer”), pursuant to the Purchase and Sale Agreement and Joint Escrow Instructions dated as of July8, 2011, between Buyer, on one hand, and Seller, [                    ], a [                    ], and [                    ], a [                    ], on the other hand, with respect to the Facility located at [                    ], [                    ], [                    ] (the “Agreement”). Each capitalized term used herein but not otherwise defined shall have the meaning given the term in the Agreement.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Seller does hereby bargain, sell, assign, transfer, set over, deliver to and vest in Buyer, its successors and assigns forever, all of Seller’s right, title and interest in and to all of the Personal Property, whether now existing or hereafter arising; and, if and to the extent any such Personal Property constitutes fixtures, or is mixed real and personal property, Seller does hereby also grant and convey same to buyer, but without warranty general or special, except as hereinafter stated. The terms and limitations of the Agreement are incorporated herein by this reference, including but not limited to, Seller’s representations, warranties, covenants, agreements and indemnities specifically related to the Personal Property or to any other property conveyed by Seller to Buyer hereby.

IN WITNESS WHEREOF, Seller has executed this document as of the date first above written.

“SELLER”

[                                         ],

a [                    ]

By:
Its:
Name:

Exhibit 5(e)(i)-1

EXHIBIT 5(e)(ii)

FORM OF NON-FOREIGN AFFIDAVIT

[                                         ], a [                    ] (“Seller”), is the owner of certain real properties located at [                    ], [                    ], [                    ], which it is selling to [                                         ], a [                    ] (“Buyer”), under that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of July 8, 2011 (the “Agreement”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Buyer that withholding of tax will not be required when the above-referenced real property is transferred pursuant to the Agreement, the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder;

2. Seller is not a disregarded entity as defined in Income Tax Regulations §1.1445-2(b)(2)(iii);

3. Seller’s U.S. employer identification number is                     ; and

4. Seller’s office address is                                         .

Seller understands that this Certificate may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated as of:             , 2011

“SELLER”

[                                         ],

a [                    ]

By:
Its:
Name:

Exhibit 5(e)(ii)-1

EXHIBIT 5(e)(iii)

FORM OF SELLER’S CLOSING CERTIFICATE

THIS CLOSING CERTIFICATE is made as of             , 2011, by [                                         ], a [                                         ] (“Seller”), to [                                         ], a [                                         ](“Buyer”).

Pursuant to Section 5(e)(iii) of the Purchase and Sale Agreement and Joint Escrow Instructions dated as of July 8, 2011, between Buyer, on one hand, and Seller, [                    ], a [                    ], and [                    ], a [                    ], on the other hand, (the “Agreement”), Seller hereby represents and warrants to Buyer that each and all of the representations and warranties of Seller contained in the Agreement (as limited to Seller’s actual knowledge or otherwise pursuant to the terms of the Agreement) are, except as otherwise heretofore disclosed to Buyer in writing, including but not limited to disclosures pursuant to Section 10 or 12(d) of the Agreement, true and correct in all material respects as of the date hereof as if made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

“SELLER”

[                                         ],

a [                    ]

By:
Its:
Name:

Exhibit 5(e)(iii)-1

EXHIBIT 5(e)(iv)

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION OF GENERAL INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF GENERAL INTANGIBLES (this “Assignment”) is made as of             , 2011 (the “Effective Date”), by [                    ], a [                    ], and [                    ], a [                    ] (collectively, “Assignor”), in favor of [                    ], a [                    ] (“Assignee”), pursuant to the Purchase and Sale Agreement and Joint Escrow Instructions dated as of July 8, 2011, between Assignor and Assignee, with respect to the Facilities more particularly described therein (the “Agreement”). Each capitalized term used herein but not otherwise defined shall have the meaning given the term in the Agreement.

Assignor and Assignee desire to enter into this Assignment in order that Assignor may bargain, sell, assign, transfer and deliver to Assignee all of Assignor’s right, title and interest in the General Intangibles to the extent transferable or assignable.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby bargains, sells, assigns, transfers and delivers to Assignee, in accordance with the Agreement, all of its right, title and interest in and to the General Intangibles; provided, however, that for the avoidance of doubt, the General Intangibles shall not include any Operator Property. Assignor and Assignee hereby acknowledge that if and to the extent the General Intangibles include items needed to continue the business operations of and at the Facilities, including without limitation, licenses, permits, certificates of convenience and need, trade names, service contracts, warranties, utility accounts and deposits and the like, and claims against third parties, that such General Intangibles shall be leased to Master Tenant pursuant to the terms and conditions set forth in the Master Lease.

2. Assumption. Assignee hereby accepts such assignment, and hereby assumes all of Assignor’s obligations arising out of the General Intangibles after the Effective Date; provided, however, that with respect to any pending litigation, Assignee shall not by reason of this Assignment and Assumption become a party thereto or have liability thereunder for any claim asserted against Assignor.

3. Indemnity by Assignor. Assignor agrees to indemnify and hold free and harmless Assignee (including Assignee’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in Assignee) from and against any out-of-pocket losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of the General Intangibles on or before the Effective Date.

4. Indemnity by Assignee. Assignee agrees to indemnify and hold free and harmless Assignor (including Assignor’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in Assignor) from and against any out-of-pocket losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of the General Intangibles after the Effective Date, other than those caused by a wrongful act or omission of Assignor, or by a person for whom Assignor is legally responsible (excluding the acts of Master Tenant (or any of Master Tenant’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders, and any other person having a direct or indirect ownership interest in Master Tenant) under the Master Lease).

Exhibit 5(e)(iv)-1

5. Prevailing Party. If either party commences an action against the other to interpret or enforce any of the terms of this Assignment, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns.

7. Applicable Law. This Assignment and Assumption shall be governed by the provisions of the Agreement as to applicable law, jurisdiction, waiver of jury trial, and all other provisions relating to the interpretation, construction, scope, enforceability, binding nature and application hereof.

8. Counterparts. This Assignment may be executed in counterparts (including by facsimile or Portable Document Format (pdf) transmission), all of which executed counterparts shall together constitute a single document. Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

[Signature page follows.]

Exhibit 5(e)(iv)-2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

“ASSIGNOR”

[ ], a [ ]

By:
Name:
Title:

[ ], a [ ]

By:
Name:
Title:

“ASSIGNEE”

[SABRA HEALTH CARE REIT, INC., a Maryland corporation]

By:
Name:
Title:

Exhibit 5(e)(iv)-3

EXHIBIT 6(f)

FORM OF PRE-APPROVED PRESS RELEASE

Sabra Health Care REIT Announces Agreement for Sale and Leaseback of Four Skilled Nursing Facilities and Closing of Oak Brook Health Care Center Acquisition

IRVINE, CA, July 11, 2011 – Sabra Health Care REIT, Inc. (“Sabra”) (NASDAQ: SBRA) announced today that it has entered into an agreement to acquire four skilled nursing facilities with a combined total of 500 beds in the Mid-Atlantic Region for $97.5 million. The facilities will be operated under a long-term lease, which is expected to provide an initial yield on cash rent of 8.75%. Three of the facilities are relatively new, built between 2005 and 2009, and the fourth, built in 1996, is currently under renovation.

The purchase agreement is subject to customary conditions, including the satisfactory completion of Sabra’s due diligence investigation. Sabra expects that the transaction will close during the third quarter of 2011. Signal Hill Capital Group LLC is acting as exclusive financial advisor to the sellers in connection with this transaction.

Commenting on the transaction, Rick Matros, CEO and Chairman of Sabra, said, “These assets are premier rehabilitation, skilled nursing and long-term care facilities in the Mid-Atlantic Region, with an excellent management team. Operating out of modern, purpose-built facilities, these facilities are able to care for medically complex patients as well as those requiring rehabilitation after a hospital stay. These are quality assets that clearly enhance the Sabra portfolio. This acquisition is also significant in that it accelerates our diversification from Sun Healthcare Group and adds new markets to our geographic footprint, which should help us lower our cost of capital. Our purchase agreement took into careful consideration the current Medicare reimbursement environment, which resulted in a purchase price that we believe provides a fair valuation for these assets, while taking into consideration the uncertainty around this issue.”

Sabra also announced today that it closed its previously announced acquisition of Oak Brook Health Care Center in Whitehouse, Texas on June 30, 2011.

ABOUT SABRA

Sabra Health Care REIT, Inc. (NASDAQ: SBRA), a Maryland corporation, is a self-administered, self-managed real estate investment trust that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States. As of March 31, 2011, Sabra’s investment portfolio included 86 properties (consisting of (i) 67 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community) leased to Sun Healthcare Group, Inc., and a mortgage note secured by a

Exhibit 6(f)-1

combined assisted living, independent living and memory care facility located in Ann Arbor, Michigan. As of March 31, 2011, Sabra’s properties were located in 19 states and included 9,603 licensed beds. Subsequent to March 31, 2011, Sabra has expanded its portfolio of properties with its May 3, 2011 acquisition of Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas and its June 30, 2011 acquisition of Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding Sabra’s expectations concerning the acquisition of the four skilled nursing facilities as well as the terms of the expected leaseback of those facilities. These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of Sabra’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include but are not limited to: the ability of the parties to the purchase agreement for the proposed acquisition to satisfy each of the conditions to closing in the purchase agreement; Sabra’s ability to obtain the necessary financing to complete the proposed acquisition; and other factors discussed from time to time in Sabra’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Sabra’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Sabra assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact:

Investor & Media Inquiries: (949) 679-0410

Exhibit 6(f)-2